                                                                     EXHIBIT 2.1














                            STOCK PURCHASE AGREEMENT

                         DATED AS OF SEPTEMBER 22, 1999

                                      AMONG

                              JAKKS PACIFIC, INC.,

                          COLORBOK PAPER PRODUCTS, INC.

                                       AND

                               THE SHAREHOLDERS OF

                          COLORBOK PAPER PRODUCTS, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.   Certain Definitions                                                      2

2.   Purchase of the Shares                                                  15

3.   The Agent and the Paying Agent                                          21

4.   Representations and Warranties of the Company and the Shareholders      22

5.   Representations and Warranties of JAKKS                                 33

6.   Certain Covenants                                                       36

7.   Conditions to Closing                                                   42

8.   Closing                                                                 45

9.   Additional Covenants                                                    48

10.  Termination                                                             58

11.  Indemnification                                                         60

12.  Miscellaneous                                                           67

     12.1   Survival of Representations and Warranties                       67
     12.2   Limitation of Authority                                          67
     12.3   Fees and Expenses                                                67
     12.4   Notices                                                          67
     12.5   Amendment                                                        69
     12.6   Waiver                                                           70
     12.7   Governing Law                                                    70
     12.8   Arbitration                                                      70
     12.9   Jurisdiction                                                     70
     12.10  Remedies                                                         71
     12.11  Severability                                                     72
     12.12  Counterparts                                                     72
     12.13  Further Assurances                                               72
     12.14  Binding Effect                                                   72
     12.15  Assignment                                                       72
     12.16  Titles and Captions                                              73
     12.17  Grammatical Conventions                                          73

     12.18  References                                                       73
     12.19  Knowledge                                                        73
     12.20  No Presumptions                                                  74
     12.21  Exhibits and Schedules                                           74
     12.22  Entire Agreement                                                 75

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT dated as of September 22, 1999 by and among JAKKS Pacific, Inc., a Delaware corporation ("JAKKS"), Colorbok Paper Products, Inc., a Michigan corporation (the "Company"), and the shareholders of the Company listed on Schedule I (the "Shareholders")

                              W I T N E S S E T H :

        WHEREAS, the Company has heretofore been engaged in the Flying Colors Business (hereinafter defined) and the Divested Business (as hereinafter defined); and

        WHEREAS, JAKKS desires to acquire the Flying Colors Business, but not to acquire the Divested Business; and

        WHEREAS, the Shareholders own all of the outstanding capital stock of the Company and desire to sell to JAKKS, and JAKKS desires to purchase from the Shareholders, all such capital stock; and

        WHEREAS, to enable JAKKS to acquire only the Flying Colors Business, and not the Divested Business, prior to the purchase of such capital stock of the Company, the Company will transfer the Divested Business to the Divestee (as hereinafter defined), transfer all of its interest in the Divestee to the Shareholders, and change its name from "Colorbok Paper Products, Inc." to "Flying Colors Toys, Inc.," and the Divestee will change its name to "Colorbok Paper Products, LLC";

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.      Certain Definitions.

        1.1 "Account" means any account receivable or other right to receive payment arising from the sale of merchandise or services in the Business, any loan or extension of credit or any other sale, lease, exchange or other disposition of any assets of the Company by, or for the account of, the Company, whether or not in the ordinary course of business.

        1.2 "Acquisition" means the purchase of the Shares and the related transactions contemplated by the Acquisition Agreements.

        1.3 "Acquisition Agreement" means this Agreement, the Agent Agreement, the Paying Agent Agreement and each agreement and certificate to be executed and delivered at the Closing pursuant to this Agreement, including the New Lease, the Transition Services Agreement, the Special Indemnity Agreement and the Employment Agreements, but excluding any agreement relating to the Divestiture to which JAKKS is not a party.

        1.4 "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or Law or otherwise.

        1.5 "Agent" means Joshua H. Pokempner, as agent of the Shareholders pursuant to the Agent Agreement.

        1.6 "Agent Agreement" means the Shareholders' Agent Agreement of even date herewith among the Shareholders and the Agent.

        1.7 "Agreement" means this Stock Purchase Agreement, as amended or supplemented.

        1.8    "Assets" means the assets of the Company.

        1.9    "Bank" means Bank One, Michigan, a Michigan banking corporation.

        1.10 "Bank Loan" means the bank loan and revolving credit facility under the Amended and Restated Revolving Credit Agreement dated August 17, 1999, between the Company and the Bank.

        1.11 "Basic Closing Purchase Price" means $34,500,000, less the Sellers' Transfer Fees.

        1.12   "Bianco" means Michael Bianco.

        1.13 "Business" means the business of designing, developing, manufacturing, marketing and otherwise dealing and trading in or with stationery, scrapbooks, activity sets, novelties, lunch boxes, gifts and toys and all business activities incidental thereto.

        1.14 "Certificate of Amendment" means the Certificate of Amendment to the Articles of Incorporation of the Company, substantially in the form of Exhibit A, to be executed and filed pursuant to Section 6.8.

        1.15   "Closing" means the closing of the Acquisition as provided in
Article 8.

        1.16   "Closing Date" means the date of the Closing.

        1.17 "Closing Debt Payments" means the sum of the amounts required to be paid by JAKKS in cash at the Closing pursuant to Section 8.9 in respect of the Bank Loan and pursuant to Section 8.10 in respect of the indebtedness set forth on Schedule 8.10.

        1.18 "Closing Net Liquid Assets" means cash, Accounts and inventory of the Company, less total liabilities (including provision for all Taxes accrued for any period ending prior to the Closing Date and accrual of all costs incurred in connection with the engagement of the Company Accountants for the audit that has been completed with regard to the Company's fiscal year ended May 31, 1999, but not reflecting any charge or accrual for Transfer Fees) of the Company in each case attributable to Flying Colors and after giving effect to the Divestiture (notwithstanding that the Divestiture may not have been effected prior to the Closing Date), as of the close of business on the day preceding the Closing Date, determined in accordance with GAAP on a basis consistent with that applied in the Company's fiscal year ended May 31, 1999.

        1.19 "Closing Net Worth" means total assets of the Company (including without limitation cash, Accounts, inventory, refundable Taxes (excluding the Tax refunds described on Schedule 9.9(e)), deferred Taxes, prepaid expenses, royalty advances and net property, plant and equipment), less total liabilities (including provision for all Taxes accrued for any period ending prior to the Closing Date and accrual of all costs incurred in connection with the engagement of the Company Accountants for the audit that has been completed with regard to the Company's fiscal year ended May 31, 1999, but not reflecting any charge or accrual for Transfer Fees) of the Company, in each case attributable to Flying Colors and after giving effect to the Divestiture (notwithstanding that the Divestiture may not have been effected prior to the Closing Date), as of the close of business on the day preceding the Closing Date, determined in accordance with GAAP on a basis consistent with that applied in the Company's fiscal year ended May 31, 1999.

        1.20 "Closing Purchase Price" means the Basic Closing Purchase Price reduced by the Interim Net Income, including the Deferred Closing Purchase Price, if any, as increased or decreased by the Purchase Price Adjustment.

        1.21 "Code" means the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

        1.22 "Company Accountants" means Plante & Moran, LLP, the Company's regularly engaged independent certified public accountants and auditors.

        1.23 "Consent" means any approval, authorization, consent or ratification by or on behalf of any Person that is not a party to this Agreement, or any waiver of, or exemption or variance from, any Contract, Permit or Order.

        1.24 "Contract" means any material contract (including without limitation any material purchase, sale, supply or service order or agreement, or material real property or equipment lease) to which the Company or a Shareholder is a party that relates to the Business or the Assets, as described on Schedule
1.24. For the purposes hereof, a Contract is "material" if (a) it relates to a transaction or series of transactions involving the expenditure or receipt by the Company of an amount in excess of $50,000 (or the transfer of property with a fair market value in excess of $50,000), (b) a breach or default thereunder would have a Material Adverse Effect, (c) it relates to any transaction not in the ordinary course of business or (d) it (i) is a License Agreement or (ii) prohibits or limits the Company's use of a Trade Right of another Person or
(iii) provides for any other Person to use or exploit, or prohibits or limits any other Person's use of, a Trade Right of the Company and, in any such case, involves the expenditure or receipt by the Company of an amount in excess of $25,000.

        1.25   "Deferred Closing Purchase Price" has the meaning set forth in
Section 2.4.

        1.26 "Divested Assets" means the non-Flying Colors Assets to be transferred to the Divestee in the Divestiture.

        1.27 "Divested Business" means the non-Flying Colors Business subject to the Divestiture.

        1.28 "Divested Liabilities" means the liabilities of the Company set forth on Schedule 1.28.

        1.29 "Divestee" means the Person to whom the Divested Business is transferred in the Divestiture.

        1.30 "Divestiture" means the transaction by which the Divested Business is to be transferred by the Company pursuant to Section 6.10.

        1.31 "Earn-Out" means that portion of the Purchase Price payable, under certain conditions, to the Shareholders pursuant to Section 2.5.

        1.32 "Earn-Out Payment Date" means a date on which any portion of the Earn-Out is payable pursuant to Section 2.5.

        1.33 "Earn-Out Period" means the 12-month period beginning on (and including) the first day of the first month beginning on or after the Closing Date and ending on (and including) the day immediately prior to the first anniversary of such date and the two succeeding 12-month periods beginning on (and including) the first and second anniversaries of such date.

        1.34 "Employee Plan" means an employee benefit plan (including a multi-employer plan) as defined in Section 3(3) of ERISA.

        1.35 "Employment Agreement" means one of the employment agreements, substantially in the form of Exhibit B, to be entered into at the Closing by JAKKS and Pokempner and Bianco, respectively.

        1.36 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        1.37 "Excepted Lien" means a Lien created or imposed after the date hereof that:

               (a) is for Taxes that are not delinquent, Taxes that can be paid later without penalty or Taxes that are being contested in good faith and by appropriate Proceedings;

               (b) is imposed by Law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, to secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been set aside on the Company's books;

               (c) arises out of pledges or deposits under worker's compensation Laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation;

               (d) is a utility easement, building restriction or other encumbrance or charge against real property which is of a nature generally existing with respect to properties of a similar character and which does not in any material way affect their marketability or interfere with their use in the Business; or

               (e) is a purchase money security interest on specific assets securing the obligation to pay the purchase price thereof.

        1.38 "Flying Colors" means the portion of the Business and Assets, subject to related liabilities, relating to Flying Colors Products.

        1.39 "Flying Colors Products" means products included in product lines marketed by or on behalf of the Company before the Closing or by JAKKS, the Company or any of their respective Affiliates after the Closing, in each case, either under the Flying Colors brand name or as private label products developed, manufactured, designed, sold or purchased by the Company.

        1.40 "GAAP" means generally accepted accounting principles in the United States.

        1.41 "Governmental Authority" means any United States or foreign federal, state or local government or governmental authority, agency or instrumentality, or any court or arbitration panel of competent jurisdiction, or any recognized professional or industry association or organization which establishes policies or standards or otherwise regulates or supervises services and activities related to the Business or the Assets.

        1.42 "Gross Profit" means, in any period beginning on or after the Closing Date, Sales less cost of goods (consisting of materials, direct labor, costs of components and ex-factory costs of manufacturing of finished goods and inbound freight) and license royalties

(including guaranteed or minimum royalties and non-refundable royalty advances to the extent allocable to such period under GAAP applied on a basis consistent with that of prior periods) payable in respect of product sales included in Sales in such period, all as determined in accordance with the accounting principles and practices consistently applied in the determination by the Company and the Company Accountants prior to the Closing of the gross profit as defined above, except with the following adjustments:

               (a) All inventory shall be valued consistently and on the first-in,-first-out method.

               (b) If JAKKS requires the Company to purchase items of inventory, components thereof or other goods or services from JAKKS or an Affiliate of JAKKS or any other Person and the Agent objects thereto in writing within 60 days of the Agent becoming aware of such requirement, the cost of such inventory, components, goods or services shall be adjusted and treated as if purchased at prices the Company would have otherwise obtained for similar quantities of similar quality items, components, goods or services.

        1.43 "Gross Profit Margin" means, in any period beginning on or after the Closing Date, the ratio (expressed as a percentage) of Gross Profit to Sales in such period.

        1.44 "Hazardous Material" means any contaminant, pollutant or toxic or hazardous waste, effluent or other substance or material, including without limitation any radioactive, explosive, flammable, corrosive or infectious substance or material, or any substance or material containing asbestos, polychlorinated biphenyls or urea formaldehyde or which is otherwise subject to any Law, Permit or Order relating to the protection of the environment or human health or safety.

        1.45 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
as amended.

        1.46 "HSR Form" means a Notification and Report Form for Certain Mergers and Acquisitions required to be filed pursuant to the HSR Act in connection with the Acquisition.

        1.47 "Interim Net Income" means the after-tax net income or loss of the Company attributable to Flying Colors and after giving effect to the Divestiture (notwithstanding that the Divestiture may not have been effected prior to October 1, 1999) for the period beginning on (and including) October 1, 1999 and ending on (and including) the day preceding the Closing Date, determined in accordance with GAAP on a basis consistent with that applied in the Company's fiscal year ended May 31, 1999.

        1.48 "Landlord" means William Taylor and Pokempner, d/b/a Shore Properties, or their successor as owner of the real property known as 2716 Baker Road, Dexter, Michigan 48130.

        1.49 "Law" means any statute, rule, regulation or ordinance of any Governmental Authority.

        1.50   "Lease" means a lease of real property described on Schedule
1.50.

        1.51 "License Agreement" means a license, royalty or other Contract pursuant to which the Company has the right to use or exploit any Trade Right of another Person.

        1.52 "Lien" means any security interest, conditional sale or other title retention agreement, mortgage, pledge, lien, charge, encumbrance or other adverse claim or interest.

        1.53 "Lien Report" means a report in customary form of a Lien search or survey conducted by JAKKS with respect to the Company prior to the Closing.

        1.54 "Material Adverse Effect" means a material adverse effect on Flying Colors, taken as a whole, unless such material adverse effect results from any transaction, event or circumstance involving the Divested Business and the Shareholders promptly take all necessary action to cause such transaction, event or circumstance no longer to have such material adverse effect, including, by way of example, but without limitation, depositing sufficient funds in escrow to provide for the payment of any loss, liability, obligation, damage or expense (including reasonable attorneys' fees and disbursements) or arranging for the settlement of any Proceeding or the resolution of any dispute relating to the same without any cost or expense to JAKKS or the Company.

        1.55 "New Lease" means the Lease, substantially in the form of Exhibit C, to be entered into at the Closing by the Company and the Landlord.

        1.56 "Notice" means giving any notice to, or making any declaration or filing, or registration or recordation, with any Person.

        1.57 "Order" means any judgment, order, writ, decree, award, directive, ruling or decision of any Governmental Authority.

        1.58 "Paying Agent" means a Person appointed to serve as the Shareholders' paying agent pursuant to the Paying Agent Agreement.

        1.59 "Paying Agent Agreement" means the Paying Agent Agreement to be entered into among the Shareholders and the Paying Agent, as contemplated by
Section 6.12.

        1.60 "Permit" means any permit, license, certification, qualification, franchise or privilege issued or granted by any Governmental Authority.

        1.61 "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, Governmental Authority, or any group of the foregoing acting in concert.

        1.62   "Pokempner" means Joshua H. Pokempner.

        1.63 "Prime Rate" means, on any date, the rate of interest announced by the Bank as its base or reference rate for prime commercial customers in effect on such date.

        1.64 "Proceeding" means any action, suit, arbitration, audit, investigation or other proceeding, at law or in equity, before or by any Governmental Authority.

        1.65 "Purchase Price" means the aggregate of the Closing Purchase Price, including the Deferred Closing Purchase Price, if any, and the Earn-Out.

        1.66 "Purchase Price Adjustment" means the adjustment to the Purchase Price to be made pursuant to Section 2.3.

        1.67   "Real Property" means any real property subject to a Lease.

        1.68 "Restricted Business" means that portion of the Business relating to (a) molded, plastic, spray-masked, large and medium activity cases, as evidenced by the "Rugrats" activity cases, or (b) the marketing, distribution or sale of any products competitive with the Flying Colors Products if such products are marketed, distributed or sold to or through the toy departments of national or regional mass merchandise chains.

        1.69 "Retained Divestee Contract" means a contract listed under the heading "Divested Business License Agreements," "Customer and Supplier Contracts" (in the latter case as it relates to the Divested Business) or "Software Agreements" on Schedule 1.24 and that relates to the Divested Business but as to which the Company shall not have obtained prior to the Closing (notwithstanding the provisions of Section 6.1) the Consent of any counterparty thereto required as a condition to the assignment thereof to the Divestee, or otherwise to avoid a default thereunder, in connection with the Divestiture.

        1.70 "Sales" means, in any period ending prior to the Closing Date, the net sales of the Company in such period attributable to Flying Colors and, in any period beginning on or after the Closing Date, the net sales of the Company in such period determined on a "stand alone" basis in accordance with the accounting principles and practices consistently applied in the determination by the Company and the Company Accountants prior to the Closing of the Company's net sales as reflected in its regularly prepared statements of operations, including those included in its audited 1997, 1998 and 1999 Financial Statements.

        1.71 "Sellers' Transfer Fees" means the portion of the Transfer Fees to be borne by the Shareholders in an amount equal to (a) the aggregate amount of all Transfer Fees, if such amount does not exceed $200,000 or (b) if such amount does exceed $200,000, the sum of (i) $200,000 and (ii) one-half of the excess, if any, of the aggregate amount of all Transfer Fees over $400,000.

        1.72 "Shareholder" means a Person who owns any Shares of record as listed on Schedule I.

        1.73   "Shares" means the outstanding shares of Stock.

        1.74 "Special Indemnity Agreement" means the Special Indemnity Agreement, substantially in the form of Exhibit D, to be entered into at the Closing by the Company, the Divestee and JAKKS.

        1.75   "Stock" means the common stock, $1.00 par value, of the Company.

        1.76 "Tax" means any United States or foreign federal, state, local income, excise, sales, property, withholding, social security or franchise tax or assessment, and any interest, penalty or fine due thereon or with respect thereto.

        1.77   "Termination Fee" has the meaning given in Section 10.3.

        1.78 "Trade Right" means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property.

        1.79 "Transaction" means, whether effected in one transaction or a series of transactions: (a) any merger, consolidation, reorganization or other business combination pursuant to which the assets, business or operations of Flying Colors are sold, acquired, combined with, or otherwise transferred to another Person, (b) an acquisition, directly or indirectly, by another Person of more than 50% of the capital stock outstanding of the Company or all or substantially all of the assets of Flying Colors by way of a tender or exchange offer, negotiated purchase or otherwise, or (c) the acquisition, directly or indirectly, by another Person of control of the Company or the ability to effect such control, through a proxy contest or otherwise; provided, however, that a Transaction will not include sales of Company securities by the Company to any Shareholder or by any Shareholder to any other Shareholder or to a family member or trust or other Person for estate planning purposes.

        1.80 "Transfer Fee" means a payment required to be made because of the Acquisition to obtain any Consent of any counterparty to any Contract or otherwise continue any Contract in effect after the Closing.

        1.81 "Transition Services Agreement" means the Transition Services Agreement, substantially in the form of Exhibit E, to be entered into at the Closing by the Company and the Divestee.

        1.82   "Waiver Documents" means a Termination Agreement in the form of
Schedule 1.82A to be entered into at the Closing by the Company, the Shareholders, Phil Jenkins, individually, Jentra Investment Limited Partnership and Lee Tracy, and a Waiver in the form of Schedule 1.82B to be entered into at the Closing by the Shareholders, Phil Jenkins, individually, and the Company.

2.      Purchase of the Shares.

        2.1 At the Closing, each Shareholder shall sell, assign, transfer and deliver to JAKKS the Shares then owned by such Shareholder.

        2.2 Subject to Section 2.4, at the Closing JAKKS shall pay the Closing Purchase Price (notwithstanding that JAKKS may dispute the amount of the Purchase Price Adjustment or the Interim Net Income, in which case, such dispute shall be subject to resolution in accordance with Section 9.8) to the Paying Agent (for the benefit and account of the several Shareholders as set forth on Schedule 2.2).

        2.3    The Purchase Price Adjustment shall be determined as follows:

               (a)    On or before the second business day preceding the

        Closing Date, the Agent shall give to JAKKS a written Notice setting forth therein a good faith estimate of the Closing Net Worth, the Closing Net Liquid Assets and the Interim Net Income and a brief statement of the basis for the determination thereof. The calculation of the Purchase Price Adjustment pursuant to this Section 2.3 in order to pay the Closing Purchase Price on the Closing Date shall be made based on the good faith estimates set forth in such Notice.

               (b) If (i) the Closing Net Worth equals or exceeds $3,000,000 and (ii) the Closing Net Liquid Assets equal or exceed $2,100,000, the Purchase Price Adjustment shall increase the Closing Purchase Price by an amount equal to the least of (A) the excess, if any, of the Closing Net Worth over $3,000,000, (B) the excess, if any, of the Closing Net Liquid Assets over $2,100,000 and (C) $2,000,000.

               (c) If either (i) the Closing Net Worth is less than $3,000,000 or (ii) the Closing Net Liquid Assets are less than $2,100,000, the Purchase Price Adjustment shall decrease the Closing Purchase Price by an amount equal to the greater of (A) the excess, if any, of $3,000,000 over the Closing Net Worth and (B) the excess, if any, of $2,100,000 over the Closing Net Liquid Assets.

        2.4 If the sum of the Closing Purchase Price plus the Closing Debt Payments exceeds the sum of the Basic Closing Purchase Price plus $18,000,000, JAKKS shall pay in cash at the Closing only that portion of the Closing Purchase Price equal to the sum of the Basic Closing Purchase Price plus $18,000,000, reduced by the Closing Debt Payments, and the balance thereof (the "Deferred Closing Purchase Price") shall be payable by JAKKS to the Paying Agent (for the benefit and account of the several Shareholders as set forth on Schedule 2.2) in monthly installments as follows:

               (a) Subject to Subsection 2.4(c), if and when the Company actually receives payments in any calendar month ending after the Closing Date in respect of Accounts arising prior to the Closing Date, the Company shall set such payments aside and, on or before the 10th day of the next succeeding calendar month, pay over to the Paying Agent the same, until the entire amount of the Deferred Closing Purchase Price shall have been paid to the Paying Agent.

               (b) JAKKS shall cause the Company to collect payments in respect of Accounts arising prior to the Closing Date in accordance with JAKKS' customary collection practices. JAKKS shall not take any action to cause any Account debtor to not pay, or to delay payment of, the Accounts arising prior to the Closing Date. If an Account debtor does not specify the invoice to which a payment relates, such payment shall be credited against the earliest outstanding Account owed by such debtor.

               (c) In any case, JAKKS shall pay the entire Deferred Closing Purchase Price prior to the 120th day following the Closing Date.

        2.5 In addition to the Closing Purchase Price, each Shareholder shall be entitled to receive a portion of the Earn-Out in the amount and payable in the manner and upon the terms and conditions set forth below:

               (a) The Earn-Out shall be in an amount determined in accordance with Schedule 2.5.

               (b) The Earn-Out, if any, for each Earn-Out Period shall be paid as soon as practicable, but in any event not later than 60 days, after the end of such Earn-Out Period.

               (c)    On each Earn-Out Payment Date, JAKKS shall pay the

        Earn-Out, if any, for the applicable Earn-Out Period to the Paying Agent (for the benefit and account of the several Shareholders in the percentages set forth on Schedule 2.5).

               (d) Notwithstanding any other provision hereof, no Earn-Out shall be payable for any Earn-Out Period unless the Gross Profit Margin in such period shall equal or exceed 29%.

               (e) Notwithstanding any other provision of this Section 2.5, if (i) the Company terminates the employment of Bianco or Pokempner for cause (pursuant to Section 13 of his Employment Agreement), or (ii) Bianco or Pokempner terminates his employment other than for good reason (pursuant to Section 14 of his Employment Agreement), then, in either such case, the Earn-Out shall continue to be payable in accordance with the terms and conditions of this Agreement for the Earn-Out Period in which such termination of employment occurs, but shall not be payable for any subsequent Earn-Out Period.

               (f) Notwithstanding any other provision of this Section 2.5, if JAKKS terminates the employment of Bianco or Pokempner, other than for cause (pursuant to Section 13 of his Employment Agreement), or if Bianco or Pokempner terminates his employment with JAKKS for good reason (pursuant to Section 14 of his Employment Agreement), then, in either such case, the provisions of this subsection (f) shall apply:

                      (i) If JAKKS terminates the employment of Bianco as described in this subsection (f) or if Bianco terminates his employment with JAKKS as described in this subsection (f), then Bianco shall be referred to in this subsection (f) as the "Terminated Executive." If JAKKS terminates the employment of Pokempner as described in this subsection (f) or if Pokempner terminates his employment with JAKKS as described in this subsection (f), then Pokempner shall be referred to in this subsection (f) as the "Terminated Executive."

                      (ii) Promptly upon termination of the employment of the Terminated Executive, JAKKS shall pay to the Paying Agent (for the benefit and account of the several Shareholders in the percentages set forth on Schedule 2.5) an amount (the "Accelerated Earn-Out") equal to fifty percent (50%) of the maximum Earn-Out that would otherwise be payable to the Terminated Executive in accordance with the terms and conditions of this Agreement for the Earn-Out Period in which such termination occurs.

                      (iii) The amount of the Accelerated Earn-Out shall be offset against any Earn-Out that would thereafter otherwise be payable by JAKKS in accordance with the terms and conditions of this Agreement for such Earn-Out Period.

                      (iv) Any Earn-Out payable for any subsequent Earn-Out Period shall continue to be payable in accordance with the terms and conditions of this

               Agreement.

               (g) JAKKS and the Shareholders contemplate that, after the Closing, Bianco and Pokempner shall be responsible for the development, creation, merchandising, marketing and sales of, and acquisitions of licenses for, products of the Company and for the sourcing, procurement and purchasing of products for new product launches, in each case, subject to general oversight and direction from JAKKS, all as more fully set forth in the Employment Agreements.

               (h) During the Earn-Out Period, JAKKS shall operate and manage the business of the Company in good faith in the ordinary course of business and consistent with prudent business practices. JAKKS shall not, during the Earn-Out Period, unreasonably require that the business of the Company be operated substantially differently than Flying Colors was operated in the past (unless the prior practices are unreasonable or imprudent), including without limitation substantially changing existing business plans and policies of the Company in a manner that materially increases the expenses or decreases the revenues of the Company in a manner that adversely affects the calculation of Gross Profit for purposes of the Earn-Out. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement, any sales after the Closing Date of Flying Colors Products, whether by JAKKS, the Company or any of their Affiliates, shall be included in the definition of Sales for purposes of calculation of the Earn-Out.

               (i) JAKKS shall not require the Company to acquire any additional businesses without the consent of Bianco and Pokempner. If JAKKS, Bianco and Pokempner so agree to any acquisition of an additional business by the Company, JAKKS and the Agent shall negotiate in good faith as to if, how and to what extent any such acquisition shall affect or amend the provisions of this Agreement relating to the

        Earn-Out.

        2.6 Of the Purchase Price, the amount of $1,000,000 is being paid at the Closing in consideration of the Shareholders' covenant not to compete provided in Section 9.2 (with such $1,000,000 allocated among the Shareholders in accordance with Schedule 2.2). The entire balance of the Purchase Price is being paid solely to acquire the Shares. No party hereto shall (or permit any of its Affiliates to) report or treat any part of the Purchase Price as allocable in any other manner.

3.      The Agent and the Paying Agent.

        3.1 Except as provided in Section 3.2, any party hereto may rely upon any Notice given by the Agent on behalf of any Shareholder with respect to any election, determination or other action to be made or taken by him hereunder as the act and deed of such Shareholder. It shall be sufficient to deliver to the Agent at his address set forth in Section 12.4 below any Notice or other document to be delivered hereunder to any Shareholder and it shall be the sole responsibility of the Agent to deliver any Notice or other document so delivered to him in such manner as he and the Shareholders, or any of them, may agree. As between JAKKS and any other party to this Agreement, each election, determination or other action of the Agent in connection with this Agreement shall be binding upon all of the Shareholders, and no Shareholder shall have any right to object, dissent from, or protest or otherwise contest the same or take any separate action relating to the same; provided that the foregoing shall not limit or affect any right or remedy any Shareholder may have against the Agent, whether pursuant to this Agreement or otherwise.

        3.2 Any payment to be made hereunder to or for the account of any Shareholder shall be made by federal funds wire transfer to an account to be specified by the Paying Agent in writing two days prior to the Closing Date unless and until the Agent shall give written Notice to JAKKS in accordance with Section 12.4 of any other means of payment to the Paying Agent, and any payment so made shall constitute, as between JAKKS and the Shareholders, payment in full of the amount thereof. It shall be the sole responsibility of the Paying Agent to hold for the account of the Shareholders and to disburse to them such funds as JAKKS may pay to it pursuant hereto.

4.      Representations and Warranties of the Company and the Shareholders.

        The Company and the Shareholders, jointly and severally, hereby represent and warrant to JAKKS as follows:

        4.1 The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and has full power and authority to own the Assets and carry on the Business as and in the places where such Assets are now owned or such Business is now being conducted. Complete and correct copies of the Company's Articles of Incorporation, including all amendments thereto, certified by the Michigan Department of Consumer and Industry Services, and the Company's Bylaws, including all amendments thereto, certified by the Secretary of the Company, have been delivered to JAKKS. The Company is Permitted to transact business as a foreign corporation in each jurisdiction where such Permit is required under applicable Law in light of the location or character of the Assets or the operation of the Business, except where the failure so to be Permitted would not have a Material Adverse Effect, and each such jurisdiction is listed on Schedule 4.1. The only capital stock that the Company is authorized to issue consists of 50,000 shares of Stock. Except as set forth on Schedule I or Schedule 4.1, each Shareholder owns beneficially and of record all of the Shares set forth opposite such Shareholder's name on Schedule I, free and clear of all Liens or any restriction with respect to the voting or disposition thereof (other than restrictions of general applicability imposed by federal or state securities Laws), and such Shares constitute in the aggregate all of the Shares. All of the

Shares are duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company are reserved for issuance, and, except as set forth on Schedule 4.1, there are no agreements, commitments or arrangements providing for the issuance or sale of any thereof, or any issued or outstanding options, warrants or other rights to purchase, or securities or instruments convertible into or exchangeable for, any capital stock of the Company.

        4.2 The Company has full corporate power and authority, and each Shareholder has the legal capacity, power and authority, to execute and deliver this Agreement and each other Acquisition Agreement to which it is a party and to assume and perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and each other Acquisition Agreement to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each other Acquisition Agreement to which the Company or any Shareholder is a party will be, duly executed and delivered by it, and this Agreement is, and each other Acquisition Agreement to which the Company or any Shareholder is a party, when so executed and delivered, will be, its legally valid and binding obligation, enforceable against it in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement by the Company or any Shareholder do not, and the execution and delivery of each other Acquisition Agreement by the Company or any Shareholder and the performance by the Company and the Shareholders of their respective obligations hereunder and thereunder will not, violate any provision of the Company's Articles of Incorporation or Bylaws and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person under, any Contract, or result in the creation or imposition of any Lien upon any of the Assets or have a Material Adverse Effect by reason of the terms of, any Contract, indenture, instrument, Lien or Order relating to the Business to which the Company or any Shareholder is a party or is subject or which is binding upon any of them or the Assets.

        4.3 Except for the filing by the Company of an HSR Form and the expiration or early termination of the waiting period under the HSR Act and except as set forth on Schedule 4.3, no Consent of, or Notice to, any Person is required as to the Company or any Shareholder in connection with its execution and delivery of this Agreement or any other Acquisition Agreement to which it is a party, or the performance of its obligations hereunder or thereunder.

        4.4 Except as set forth on Schedule 4.4, no Proceeding to which the Company or any Shareholder is a party is pending or, to the Company's knowledge, threatened against or affecting the Business, the Assets or the operations of the Company in which an unfavorable Order would have a Material Adverse Effect, or prohibit, invalidate, or make unlawful, in whole or in part, the Acquisition, this Agreement or any other Acquisition Agreement, or the carrying out of the provisions hereof or thereof. The Company is not in default in respect of any Order, nor is there any Order enjoining the Company or any Shareholder in respect of, or the effect of which is to prohibit or curtail the Company's or any Shareholder's performance of, its obligations hereunder or thereunder.

        4.5 The Company has delivered to JAKKS the Company's balance sheets at May 31, 1997, 1998 and 1999 (the "Balance Sheets") and the related statements of operations and cash flows for each of the Company's fiscal years then ended (collectively, the "Financial Statements"), together with the unqualified audit report of the Company Accountants thereon, all of which Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP, and present fairly in all material respects the financial position of the Company at such dates and the results of its operations for each of the periods then ended. The Company has no liabilities or obligations of any kind, contingent or otherwise, relating to the Business or the Assets which are required under GAAP to be reflected on the Balance Sheet at May 31, 1999 which are not so reflected thereon, except as set forth on Schedule 4.5, and all of the liabilities and obligations set forth on such Schedule have arisen in the ordinary course of business (except as set forth on such Schedule).

        4.6 Except as set forth on Schedule 4.6 or another Schedule or specifically disclosed elsewhere herein, since May 31, 1999 there has not been any Material Adverse Effect, nor has the Company:

               (a) incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the Business or the Assets;

               (b) other than in the ordinary course of business, sold, assigned or transferred any of the Assets or any interest therein;

               (c) incurred any obligation or liability relating to the Business or the Assets, or paid, satisfied or discharged any obligation or liability relating to the Business or the Assets prior to the due date or maturity thereof, except, in each case, current obligations and liabilities in the ordinary course of business;

               (d) other than in the ordinary course of business, created, incurred, assumed, granted or suffered to exist any Lien on any of the Assets;

               (e) other than in the ordinary course of business, waived any right of material value relating to the Business or the Assets or cancelled, forgiven or discharged any debt relating to the Business or the Assets owed to it or claim relating to the Business or the Assets in its favor; or

               (f) effected any transaction relating to the Business or the Assets other than in the ordinary course of business.

        4.7 Schedule 4.7 is a complete and correct list of the Assets, separately identifying, to the extent practicable, the Divested Assets. Except as set forth on Schedule 4.7, the Assets, other than the Divested Assets, consist of all assets required to conduct the Flying Colors Business as currently conducted. The Company owns all of the Assets free and clear of all Liens, except for the Liens listed on Schedule 4.7. Except as set forth on
Schedule 4.7, all Assets, other than the Divested Assets, consisting of equipment or other tangible property, are in good operating condition and in a good state of maintenance and repair. The Company does not own, directly or indirectly, any capital stock of, or other equity interest or participation in, any other Person or any option, warrant or other right to purchase, or any security or instrument convertible into or exchangeable for, any such capital stock or other equity interest or participation.

        4.8    All Contracts in effect on the date hereof are listed on Schedule
1.24. There is no material breach or default by the Company or, to the Company's knowledge, by any other party under any such Contract, all of which are in full force and effect. True and complete copies of all such Contracts have been delivered or made available to JAKKS.

        4.9 Except as set forth on Schedule 4.9, the Company's inventory (other than inventory included in the Divested Assets) consists solely of merchandise usable or salable in the ordinary course of business. Since May 31, 1999, there has been no change in the inventory reflected on the Balance Sheet at May 31, 1999, except in the ordinary course of business or for any change made in connection with the Divestiture or as set forth on

Schedule 4.9.

        4.10 Except as set forth on Schedule 4.10, the Accounts result from bona fide sales to non-Affiliate customers in the ordinary course of business.

        4.11 The Company has all Permits and all Consents required for it to conduct the Business as presently conducted, a complete and correct list of which is set forth on Schedule 4.11, and all such Permits and Consents are in full force and effect and no cancellation or suspension of any thereof is pending or, to the Company's knowledge, threatened. Except as set forth on
Schedule 4.11, the applicability and validity of all such Permits and Consents relating to Flying Colors will not be materially adversely affected by the consummation of the Acquisition. The Company is in compliance with each Law applicable to it and the Business, including without limitation with respect to occupational safety, environmental protection and employment practices.

        4.12 Schedule 4.12 is a complete and correct list (including, if applicable, date of application, filing or registration, as the case may be, and the registration and application number) of each Trade Right relating to the Business, whether or not registered in the name of or applied for by the Company, in which the Company has any right or interest, whether through any agreement or otherwise. Except as otherwise listed on Schedule 4.12, the Company is not a licensor or a licensee in respect of any such Trade Right. The Trade Rights listed on Schedule 4.12 are adequate for the Company to conduct the Flying Colors Business as now operated. To the Company's knowledge, except as set forth on Schedule 4.12, (a) no Trade Right of the Company relating to the Business conflicts with or infringes on, and there has been no misappropriation or unauthorized use by the Company of, any Trade Right of any other Person, and
(b) no Trade Right of any other Person conflicts with or infringes on, and there has been no misappropriation or unauthorized use by any other Person of, any Trade Right of the Company relating to the Business.

        4.13 The Company does not own, lease, use or occupy any real property except the Real Property leased by the Company as described on Schedule 4.13, which Schedule lists the applicable Lease, the area and the current uses thereof. Each Lease is legal, valid and binding as between the Company and each other party thereto, and the Company is a tenant in good standing thereunder, free of any material breach or default whatsoever and quietly enjoys the Real Property subject thereto. The Company does not sublease any Real Property, nor is any Real Property used or occupied by any other Person. The Real Property is zoned for the purposes for which such Real Property is currently being used. The Company has legal and valid occupancy permits and other required Permits for the Real Property. No improvement, fixture or equipment on the Real Property, nor the lease, use or occupancy thereof, is in violation of any applicable Law. No Real Property is subject to any Law, Order or Lien which would materially adversely affect its use or value for the purposes now made of it, or has been condemned or otherwise taken by any Governmental Authority, and, to the Company's knowledge, no condemnation or taking is threatened or contemplated.

        4.14 No Hazardous Material has been generated, used, stored, released or disposed of at, or transported to or from, the Real Property or in connection with the Business, and no Law, Permit, Order or Proceeding applicable to the Company or the Assets requires any clean-up or remediation or participation in or contribution to any such clean-up or remediation.

        4.15 The Company is not a member of any consolidated, combined or unitary group for federal income Tax purposes. The Company has duly filed all Tax and information returns and reports required to have been filed by it, each of which is complete and correct in all material respects. Except as set forth on Schedule 4.15, the Company has paid all Taxes due to any Governmental Authority required to have been paid by it and has created sufficient reserves or made provision for all Taxes accrued but not yet due and payable by it. The

Company has paid to the proper Governmental Authorities all customs, duties and similar or related charges required to be paid by it with respect to the importation of goods into the United States. Except as set forth on Schedule 4.15, no Governmental Authority is now asserting or, to the Company's knowledge, threatening to assert any deficiency or assessment for additional Taxes with respect to the Company, nor, to the Company's knowledge, is there any reasonable basis for any such deficiency or assessment. Except for Tax years that have been closed by the applicable statute of limitations, all of the Tax years of the Company ended after its fiscal year ended May 31, 1994 remain open. To the Company's knowledge, except as set forth on Schedule 4.15, no audit by any Governmental Authority has been threatened or proposed for any fiscal year of the Company from or after its fiscal year ended May 31, 1994. The Company has not waived or consented to any tolling of any limitation period with respect to any Tax liability. The Company has delivered to JAKKS complete and correct copies of the federal income Tax returns of the Company for each of its fiscal years ended May 31, 1996, 1997 and 1998. The Company has not filed any subsequent federal income Tax returns.

        4.16 Schedule 4.16 sets forth a complete and correct list of all Employee Plans either maintained or to which contributions have been made by the Company and all contributions made to each Employee Plan for each of the three most recently ended fiscal years of the Company. Except as set forth on Schedule 4.16, the Company has no liability on account of any such Employee Plan, for (a) contributions accruing under any such Employee Plan with respect to periods prior to the date hereof; (b) fiduciary breaches by the Company, any employee of the Company or any other Person under ERISA or any other applicable Law; or (c) income Taxes by reason of non-qualification of any such Employee Plan. Except as set forth on Schedule 4.16, with respect to each such Employee Plan, the Company has delivered or made available to JAKKS copies of (i) the plan, any related trust documents and amendments thereto, (ii) the most recent summary plan description and annual report, if applicable, and (iii) the most recent actuarial valuation, if applicable. No event has occurred for which, and there exists no condition or set of circumstances under which, (A) the Company or any Employee Plan would be subject to any material liability under any Law, including without limitation Section 502(i) of ERISA or Section 4975 of the Code, or (B) the Company would incur any liability with respect to an Employee Plan that is a multi-employer plan, other than, in either case, the payment of Pension Benefit Guaranty Corporation premiums and contributions. With respect to each Employee Plan, (I) the Company is in compliance in all material respects with the requirements prescribed by all applicable Laws, including without limitation ERISA and the Code, and Orders, and (II) there is no Proceeding (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Employee Plan or against the assets of any Employee Plan.

        4.17 The Company is not a party to any collective bargaining, union representation or other labor contract or arrangement; except as set forth on
Schedule 4.17, the Company has not received any Notice from any labor union or group of employees that such union or group represents or intends to represent any of the employees of the Company involved in the Business; and, to the Company's knowledge, no strike or work interruption by any of the Company's employees involved in the Business is planned, threatened or imminent. Except as set forth on Schedule 4.17, at no time during the past five years has the Company experienced any strikes, work stoppages or demands for collective bargaining by any union or labor organization or any other group of employees involved in the Business, or been involved in or the subject of any grievance, dispute or controversy by or with any union or labor organization or any other group of employees involved in the Business or any Proceeding based on or related to any employment grievance, dispute or controversy or, to the Company's knowledge, received any Notice of any of the foregoing.

        4.18 Schedule 4.18 is a complete and correct list of the names and current annual salary, bonus, commission and perquisite arrangements, written or unwritten, for each current employee of the Company, separately identifying each such employee whose employment by the Company is proposed to be terminated in connection with the Divestiture. Other than in connection with the Divestiture or except as set forth on Schedule 4.18, to the Company's knowledge, no employee listed thereon intends to terminate his or her employment relationship with the Company.

        4.19 Except as set forth on Schedule 4.19, no Shareholder and no Affiliate of the Company or any Shareholder or any relative, associate or agent of any of them has any interest in any property of the Company, including without limitation any contract for the furnishing of services by, or rental of real or personal property from or to, or requiring payments to, any Shareholder or such Affiliate. Schedule 4.19 also sets forth all memberships in resort, recreational or entertainment facilities or organizations owned or paid for, or the dues for which are borne, by the Company, and all vehicles, apartments and other facilities owned, leased or operated by the Company and not listed on any other Schedule hereto. The Company has delivered to JAKKS complete and correct copies of all written agreements referred to on Schedule 4.19.

        4.20 Schedule 4.20 is a complete and correct list of the names and addresses of the ten largest suppliers and ten largest customers of Flying Colors during the Company's fiscal year ended May 31, 1999 and the total sales to or purchases from such customers or suppliers made by the Company during such fiscal year. No supplier or customer of the Company representing in excess of 5% of Flying Colors' purchases or sales during such fiscal year has, to the Company's knowledge, given Notice to the Company that it intends to terminate, discontinue or substantially reduce its business with the Company with respect to Flying Colors by reason of the transactions contemplated by this Agreement or otherwise.

        4.21 Schedule 4.21 is a complete and correct list (including the insurer, policy number and term and type of insurance) of all insurance maintained by the Company. All such insurance is in full force and effect. To the Company's knowledge, no insurer has given Notice that it intends to cancel or refuse to renew any insurance listed on Schedule 4.21 and there is no reasonable basis for any such cancellation or non-renewal. No insurer has disputed or, to the Company's knowledge, intends to dispute any claim made under any policy listed on Schedule 4.21, and, to the Company's knowledge, no event has occurred and no circumstance exists which would excuse the performance by any insurer of any of its obligations under any such policy with respect to such claim. Since June 1, 1996, the Company has not been refused any insurance relating to the Business for which it has applied, nor has any insurance relating to the Business carried by the Company been cancelled (other than at the Company's request).

        4.22 Except as set forth on Schedule 4.22, (a) the Company has not employed or engaged any Person to act as a broker, finder or other intermediary in connection with the Acquisition, and (b) no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by the Company. Any fee, commission or other compensation payable to any Person listed on Schedule 4.22 is solely the obligation of the Shareholders (and not the Company) and shall be promptly paid in full by the Shareholders (and not the Company).

        4.23 Each Shareholder has duly appointed the Agent to act as such Shareholder's agent and attorney-in-fact with respect to the Acquisition in accordance with the Agent Agreement, a correct and complete copy of which has been heretofore delivered to JAKKS, and authorized the Agent to take any action necessary in connection with (a) the implementation of this Agreement on behalf of such Shareholder, (b) the waiver of any condition to the obligations of such Shareholder to close the Acquisition, or (c) the compromise or settlement of any dispute hereunder, all as more fully set forth therein.

        4.24 The Company has delivered to JAKKS, at least two business days prior to the date of this Agreement, a Business Transferor's Notice to Transferee of Unemployment Tax Liability and Rate on MESC Form 1027 ("Form 1027") relating to the Acquisition in accordance with applicable law. The information reported on such Form 1027 makes no adjustment for the Divestiture (which has not been completed as of the date of receipt of such Form 1027 or as of the date of this Agreement and, for Michigan unemployment tax purposes, will be deemed to be effected prior to the Closing).

        4.25 No representation or warranty by the Company or any Shareholder in this Agreement or any other Acquisition Agreement (excluding the Agent Agreement and the Paying Agent Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

5.      Representations and Warranties of JAKKS.

        JAKKS hereby represents and warrants to the Company and the Shareholders as follows:

        5.1 JAKKS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own its assets and carry on its business as and in the places where such assets are now owned or such business is now being conducted. Complete and correct copies of JAKKS' Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State of Delaware, and Bylaws, including all amendments thereto, certified by the Secretary of JAKKS, have been delivered to the Shareholders.

        5.2 JAKKS has full corporate power and authority to execute and deliver this Agreement and each other Acquisition Agreement to which it is a party and to assume and perform its obligations hereunder and thereunder. The execution and delivery by JAKKS of this Agreement and each other Acquisition Agreement to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on its part. This Agreement has been, and each other Acquisition Agreement to which it is a party will be, duly executed and delivered by JAKKS, and this Agreement is, and each other Acquisition Agreement to which it is a party, when so executed and delivered, will be, a legally valid and binding obligation of JAKKS, enforceable against it in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (b) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by JAKKS do not, and the execution and delivery of each other Acquisition Agreement by JAKKS and the performance by JAKKS of its obligations hereunder and thereunder will not, violate any provisions of its Certificate of Incorporation or Bylaws and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person, under any material agreement, or result in the creation or imposition of any Lien upon it or any of its assets or the acceleration of the maturity or date of payment or other performance of any of its obligations or have a material adverse effect on JAKKS' business or assets by reason of the terms of, any agreement, license, lease, indenture, instrument, Lien or Order to which it is a party or is subject or which is binding upon it or its assets.

        5.3 Except for the filing of an HSR Form and the expiration or early termination of the waiting period under the HSR Act, no Consent of, or Notice to, any Person is required as to JAKKS in connection with its execution and delivery of this Agreement or any other Acquisition Agreement to which it is a party, or the performance of its obligations hereunder or thereunder.

        5.4 No Proceeding is pending, or, to the best of JAKKS' knowledge, threatened against or affecting its business, assets, operations or financial or other condition in which an unfavorable Order would have a material adverse effect on JAKKS' business or assets or prohibit, invalidate, or make unlawful, in whole or in part, the Acquisition, this Agreement or any other Acquisition Agreement, or the carrying out of the provisions hereof or thereof. JAKKS is not in default in respect of any Order nor is there any Order enjoining it in respect of, or the effect of which is to prohibit or curtail its performance of, its obligations hereunder or thereunder.

        5.5 JAKKS has not employed or engaged any Person to act as a broker, finder or other intermediary in connection with the Acquisition, and no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by JAKKS.

        5.6 JAKKS is acquiring the Shares for its own account, for investment and not with a view to, or in connection with, or with any present intention of, any resale or other distribution thereof.

        5.7 JAKKS (a) is an informed and sophisticated purchaser, (b) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment under this Agreement, (c) has engaged and consulted with expert legal, accounting and tax advisors experienced in the evaluation of transactions such as the Acquisition, and (d) has conducted a review and examination of information provided to it regarding the Shareholders, the Company, the Business, the Assets, the Shares, the Acquisition Agreements and the transactions contemplated thereby, including information which JAKKS considers necessary or advisable to enable it to make an informed decision concerning its purchase of the Shares.

        5.8 JAKKS will have on the Closing Date sufficient funds to pay the Closing Purchase Price.

        5.9 JAKKS has received, at least two business days prior to the date of this Agreement, a Form 1027 relating to the Acquisition. The information reported on such Form 1027 makes no adjustment for the Divestiture (which has not been completed as of the date of receipt of such Form 1027 or as of the date of this Agreement and, for Michigan unemployment tax purposes, will be deemed to be effected prior to the Closing).

        5.10 No representation or warranty by JAKKS in this Agreement or any other Acquisition Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

6.      Certain Covenants.

        6.1 From and after the date hereof and until the Closing, the parties hereto shall use their respective commercially reasonable best efforts, and shall cooperate with each other, to cause the consummation of the Acquisition in accordance with the terms and conditions hereof, including using commercially reasonable best efforts to obtain the Consent of any Governmental Authority (including any Consent required under the HSR Act) required by reason of the Acquisition or any other Person required by reason of the Acquisition with respect to each Contract. Without limiting the generality of the foregoing, promptly after the date of this Agreement, each party shall prepare and make (or cause to be prepared and made) any required Notices under any applicable Laws to the extent necessary to consummate the Acquisition, including any Notices required by the HSR Act. Each party hereto shall promptly consult with the other parties with regard to, and provide any necessary information and reasonable assistance to the other party in connection with, all Notices made and other information supplied by such party with or to any Governmental Authority in connection with this Agreement or the Acquisition. Each party shall furnish to any such Governmental

Authority such necessary information and reasonable assistance as such Governmental Authority may reasonably request in connection with the foregoing.

        6.2    From and after the date hereof and until the Closing, except for
(a) any transfer of Shares by any Shareholder to any other Shareholder or (b) any redemption, repurchase or other reacquisition of Shares by the Company or the retirement or cancellation of any thereof, in either case in connection with the Divestiture, no Shareholder shall, without the prior written consent of JAKKS, sell, assign, transfer (including without limitation by gift) or otherwise dispose of any Shares owned of record by such Shareholder, or any interest therein or right thereto; or pledge, hypothecate or otherwise create, incur or suffer to exist any Lien thereon; or agree or otherwise become legally obligated to do any thereof; and, unless JAKKS otherwise consents, no such transfer or disposition of Shares to any Person shall be valid or effective as between such Shareholder and such Person, unless such Person executes and becomes a party to this Agreement and each other Acquisition Agreement to which the Shareholder (as such) transferring such Shares is a party (and Schedule I hereto shall thereupon be amended accordingly).

        6.3 From and after the date hereof and until the Closing, except as otherwise provided on Schedule 6.3 or elsewhere herein or as JAKKS may otherwise consent (which consent shall not be unreasonably withheld), the Shareholders shall cause the Company to, and the Company shall:

               (a)    conduct the Business in ordinary course;

               (b) use its commercially reasonable best efforts to preserve the Flying Colors Business and the Flying Colors Assets and maintain its relationship with customers and other Persons with which it has material business dealings with respect to Flying Colors;

               (c) not (i) sell, lease, transfer or dispose of any Flying Colors Asset, other than sales of merchandise from inventory in the ordinary course of business or disposal of defective, obsolete or otherwise unusable Assets, or (ii) terminate any Contract relating to Flying Colors, except upon expiration of the term thereof as provided therein;

               (d) use its commercially reasonable best efforts to maintain all Permits and Consents listed on Schedule 4.11 relating to Flying Colors;

               (e) use its commercially reasonable best efforts to maintain all insurance listed on Schedule 4.21 in full force and effect;

               (f) except as required under a Contract or in the ordinary course of business consistent with the Company's past practices, not increase the compensation or other employment benefits payable to or for the benefit of any employee of the Company;

               (g) except for the filing of the Certificate of Amendment, not amend its Articles of Incorporation or Bylaws;

               (h) not merge or consolidate with any other Person or effect any capital reorganization;

               (i) not acquire (other than in the ordinary course of business) any business or assets of any other Person, or make any capital expenditure in excess of $25,000;

               (j) not issue or reserve for issuance any shares of its capital stock or issue or grant any options, warrants or other rights to purchase, or securities or instruments convertible into or exchangeable for, any capital stock of the Company or agree or otherwise become legally obligated to issue or grant any thereof; and

               (k) not redeem, repurchase or otherwise reacquire any Shares or retire or cancel any capital stock;

provided that no provision of this Agreement shall be construed to prohibit or restrict (i) any action reasonably necessary or appropriate to effect the Divestiture or (ii) the Company from declaring, setting aside, paying or making any dividend or other distribution to the Shareholders if such action, dividend or distribution would not reasonably be expected to cause any closing condition set forth in Article 7 not to be satisfied.

        6.4 From and after the date hereof and until the Closing, the Company shall furnish to JAKKS such information with respect to the Business and Assets as JAKKS may from time to time reasonably request and shall permit JAKKS and its authorized representatives access, during regular business hours and upon reasonable Notice, to conduct, at JAKKS's sole expense, a physical inventory of the Assets, to inspect the Real Property, to examine the books and records of the Company and to make inquiries of responsible Persons designated by the Company with respect thereto; provided that any information so disclosed to JAKKS shall not constitute an additional representation or warranty of the Company or any Shareholder beyond those expressly set forth in Article 4, and provided further that all such information shall be subject to Section 6.7.

        6.5 From and after the date hereof and until the Closing, except for a press release, substantially in the form of Exhibit F, to be made by JAKKS promptly after the execution of this Agreement, no party hereto shall make any press release or other public announcement with respect to this Agreement or the Acquisition, without the prior written consent of the other parties (which consent shall not be unreasonably withheld), unless such announcement is required by Law, in which case the other party shall be given Notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure.

        6.6 From and after the date hereof, none of the Company, any Shareholder, any Affiliate thereof, or any director, officer, employee or other agent or representative of any of them, shall, directly or indirectly, accept, solicit or entertain any offer or proposal for, affirmatively respond to any inquiry regarding, or enter into any negotiations or discussions with any Person other than JAKKS with respect to, any transaction other than the Divestiture involving the sale or other disposition (including without limitation by or through the merger or consolidation of the Company with any other Person) of the Business or any Assets (other than in the ordinary course of business) or any capital stock of the Company. The Agent or the Shareholders shall promptly advise JAKKS of the receipt of any such inquiry, offer or proposal and the material terms thereof.

        6.7 JAKKS acknowledges that all information relating to or concerned with the Business and affairs of the Company, including without limitation all Trade Rights, product information, customer and supplier lists, marketing and sales data, personnel and financing and Tax matters is proprietary to the Company and that its confidentiality is absolutely essential to the operation of the Business. Until the Closing, all of such information shall be subject to the obligations provided in that certain letter agreement dated as of May 28, 1999 (a copy of which is attached hereto as Schedule 6.7) to which the parties hereby agree to be bound and which is incorporated herein by this reference.

        6.8 Prior to the Closing, the Company shall file the Certificate of Amendment with the Michigan Department of Consumer and Industry Services.

        6.9 The Company shall deliver to the Divestee, at least two business days prior to the date of the definitive agreements for the Divestiture, a Form 1027 relating to the Divestiture, which, for Michigan unemployment tax purposes, shall be deemed to be effected prior to the Closing. The Company shall file with the Michigan Employment Security Commission a Form UA 1772 (Discontinuance or Disposition of Business or Assets), substantially in the form of Exhibit G, promptly after the Divestiture but before the Closing, to report the Divestiture as a transfer of business and the Divestee as the successor/transferee under MCL 421.22(c).

        6.10 The Shareholders shall cause the Company to effect the Divestiture prior to the Closing in accordance with the procedures set forth on
Schedule 6.10. The Divested Business shall consist of the Divested Assets, including without limitation the Company's corporate name and any Trade Right incorporating "Colorbok," subject to the Divested Liabilities. The Shareholders shall (a) cause the Divestee to discharge prior to the Closing or to assume prior to the Closing and discharge when due all Divested Liabilities and (b) cause the structure and mechanics of the Divestiture to not result in any additional costs or liabilities (including contingent liabilities) to JAKKS or the Company, except for any such costs and liabilities accrued as part of Closing Net Worth.

        6.11 The Shareholders shall use their respective commercially reasonable best efforts to cause at the Closing (a) the Landlord to enter into the New Lease; and (b) the Divestee to enter into the Special Indemnity Agreement and the Transition Services Agreement.

        6.12 Prior to the Closing, the Shareholders shall enter into the Paying Agent Agreement with the Paying Agent, pursuant to which the Shareholders shall appoint the Paying Agent to act as the Shareholders' agent to receive, hold and disburse any funds paid to it hereunder. The Shareholders shall cause the Paying Agent to provide to JAKKS the wire transfer information required by Section 3.2. Upon execution and delivery of the Paying Agent Agreement, the Shareholders shall cause a true and complete copy thereof to be delivered to JAKKS.

7.      Conditions to Closing.

        7.1 The obligation of JAKKS to consummate the Acquisition in accordance herewith shall be subject to the satisfaction (or waiver) prior to the Closing of each of the following conditions:

               (a) the failure of any representations and warranties made by the Company and the Shareholders herein to be true in all material respects on and as of the Closing Date and any failures of the Company or any Shareholder to perform or comply with their respective obligations and conditions hereunder shall not, in the aggregate, have had or be reasonably expected to have a Material Adverse Effect;

               (b) no Order or Law shall be in effect which prohibits consummation of the Acquisition;

               (c) the waiting period under the HSR Act shall have expired or been terminated;

               (d)    (i)    each Consent of, or Notice to, any Governmental
               Authority required for the consummation of the Acquisition or other Person listed on Schedule 7.1(d) shall have been obtained or given;

                      (ii) none of the parties hereto shall have received any Notice withdrawing or adversely amending the Consent of Mattel,

               Inc. to the Acquisition, which Consent is set forth in Exhibit H;

               (e) there shall not have occurred, since the date of this Agreement, any Material Adverse Effect;

               (f) the Lien Report shall not disclose any Lien, other than a Lien set forth on Schedule 4.7 or an Excepted Lien;

               (g) the Divestiture shall have been effected prior to or concurrently with the Closing;

               (h) the Shareholders shall have entered into the Paying Agent Agreement;

               (i) JAKKS shall have received at the Closing a certificate on behalf of the Company of the Company's Chief Executive Officer to the effect that to such officer's knowledge:

                      (i) Sales for the Company's fiscal year ended May 31, 1999 were at least $49,084,000;

                      (ii)   Closing Net Worth shall be positive; and

                      (iii)  Closing Liquid Net Assets shall be positive; and

               (j) the Company and the Shareholders shall execute and/or deliver at the Closing all the documents so to be executed and/or delivered by them and take all other actions at the Closing so to be taken by them, pursuant to Article 8.

        7.2 The obligation of the Shareholders to consummate the Acquisition in accordance herewith shall be subject to the satisfaction (or waiver) prior to or at the Closing of each of the following conditions:

               (a) the representations and warranties made by JAKKS herein shall be true in all material respects on and as of the Closing Date;

               (b) JAKKS shall have, in all material respects, performed and complied with all obligations and conditions to be performed or complied with by it hereunder;

               (c) no Order or Law shall be in effect which prohibits consummation of the Acquisition;

               (d) the waiting period under the HSR Act shall have expired or been terminated;

               (e) each Consent of, or Notice to, any Governmental Authority required for the consummation of the Acquisition shall have been obtained or given; and

               (f) JAKKS shall execute and/or deliver at the Closing all the documents and monies so to be executed and/or delivered by it and take all other actions at the Closing so to be taken by it, pursuant to
        Article 8.

        7.3 Notwithstanding anything to the contrary in this Agreement, any party hereto shall have the right to waive (or to consummate the Acquisition without satisfaction of) any condition to such party's obligation to consummate the Acquisition as set forth in Article 7, and to the extent that any party so waives (and consummates the Acquisition without satisfaction of) any such condition, such party shall have no right or remedy against any other party hereto for failure of such condition to have been satisfied, including without limitation any right to indemnification under Article 11, any of the rights or remedies contemplated by
Section 12.10 or any right to any adjustment to the Purchase Price as a result of the failure of such condition to have been satisfied; provided that the foregoing shall not limit any party's right or remedy based upon or arising from any breach or default hereunder (notwithstanding that such breach or default involves or relates to the same transaction, event or circumstance constituting such condition).

8.      Closing.

        8.1 The Closing shall be held at the offices of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, New York 10022 on the earliest practicable date, and in any event within five days, after the satisfaction (or waiver) of all conditions to the Closing provided in
Article 7 shall have been satisfied, or at such other place or on such other date, and at such time, as the parties hereto may agree. The execution and/or delivery of each document to be executed and/or delivered at the Closing and each other action to be taken at the Closing shall be subject to the condition that every other document to be executed and/or delivered at the Closing is so executed and/or delivered and every other action to be taken at the Closing is so taken, and all such documents and actions shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously.

        8.2    At the Closing, the Shareholders shall deliver to JAKKS:

               (a) certificates representing the Shares, each duly endorsed for transfer to JAKKS or together with a duly executed stock power in favor of JAKKS;

               (b)    all Consents listed on Schedule 7.1(d);

               (c) the resignations, effective at the Closing, of all of the Company's directors and officers immediately prior to the Closing;

               (d)    the Waiver Documents;

               (e)    the certificate referred to in Section 7.1(i);

               (f)    a Notice setting forth the Retained Divestee Contracts;
        and

               (g) certificates of the Company's Chief Executive Officer and the Shareholders, respectively, to the effect that all the conditions to Closing set forth in Sections 7.1(a), (d), (e) and (g) have been satisfied; provided that any such certificate may update any representation or warranty of the Company or any Shareholder made in any Acquisition Agreement by setting forth therein any additional information or change to any schedule relating to such representation or warranty or by adding a schedule to relate to any such representation or warranty.

8.3     At the Closing, JAKKS shall:

               (a) pay and deliver the Closing Purchase Price to the Paying Agent in the manner provided in Sections 2.2 and 3.2; and

               (b) deliver to the Company and the Shareholders a certificate of JAKKS' Chief Executive Officer to the effect that all the conditions to Closing set forth in Sections 7.2(a), (b) and (e) have been satisfied.

8.4     At the Closing:

               (a) JAKKS and Pokempner shall each execute and deliver to the other the Employment Agreement for Pokempner; and

               (b) JAKKS and Bianco shall each execute and deliver to the other the Employment Agreement for Bianco.

        8.5 At the Closing, the Company and the Landlord shall each execute and deliver to the other the New Lease.

        8.6 At the Closing, the Company and the Divestee shall each execute and deliver to the other the Transition Services Agreement.

        8.7 At the Closing, JAKKS, the Company and the Divestee shall each execute and deliver to the other the Special Indemnity Agreement.

        8.8 At the Closing, JAKKS shall cause the Company to pay all Transfer Fees.

        8.9 At the Closing, JAKKS shall pay on behalf of the Company or shall cause the Company to pay the entire indebtedness of the Company to the Bank under the Bank Loan, and JAKKS shall cause the Company to, and the Company shall, give such Notice to the Bank and take such other actions as are reasonably necessary and appropriate to terminate the Bank Loan on the Closing Date.

        8.10 At the Closing, JAKKS shall pay on behalf of the Company or shall cause the Company to pay any indebtedness of the Company on the Closing Date with respect to the loans or other obligations set forth on Schedule 8.10.

9.      Additional Covenants.

        9.1 JAKKS and the Company shall use their respective commercially reasonable best efforts to cause each guaranty or similar agreement and any related security agreement (including any mortgage or deed of trust relating to real property) made by any Shareholder or any family relation thereof or any Affiliate of any of them to be terminated, and to obtain from the Bank such Notices or other documents as are customarily obtained to evidence and confirm such termination, as soon as practicable after the Closing.

        9.2 From and after the Closing Date and until December 31, 2002, no Shareholder shall, directly or indirectly through any Affiliate or other intermediary (a) engage in the Restricted Business, or serve as a partner, member, manager, director, officer or employee of, or consultant or advisor to, or in any manner own, control, manage, operate or otherwise participate or invest in (in each case, other than as required or permitted in the Employment Agreements), any Person that engages in the Restricted Business, or authorize the use of its name in connection therewith, or (b) for itself or on behalf of any other Person, employ, engage or retain any Person (other than a Shareholder) who at any time during the preceding 12-month period shall have been an employee of the Company, except for the employment, in connection with the Divestiture, of those employees of the Company to be employed by the Divested Business, as set forth on Schedule 4.18, or contact any supplier, customer or employee of the Company for the purpose of soliciting or diverting any such supplier, customer or employee from the Company. The foregoing provisions notwithstanding, any Shareholder may invest his funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in the over-the-counter market and the Shareholders' aggregate holdings therein represent less than 5% of the total number of shares or principal amount of the securities of such issuer then outstanding. In addition, no provision of this Section 9.2 is intended or shall be deemed to preclude the Divestee or any Person acting on its behalf from engaging any sales representative or conducting business or dealing with any vendor, supplier or customer in the ordinary course of the Divested Business. The Shareholders acknowledge that the provisions of this Section, and the period of time, geographic area and scope and type of restrictions on their activities set forth herein, are reasonable and necessary for the protection of JAKKS and are an essential inducement to JAKKS entering into this Agreement.

        9.3 From and after the Closing Date, the Shareholders shall keep absolutely confidential all confidential or proprietary information on the Closing Date relating to or concerned with Flying Colors, including without limitation all of the Company's Trade Rights relating to Flying Colors, product information, customer and supplier lists, marketing and sales data, personnel and financing and Tax matters relating thereto. The Shareholders acknowledge that the confidentiality of all such information is absolutely essential to the operation of the Flying Colors Business. No Shareholder shall, at any time after the Closing Date, use or disclose to any Person any such information, without JAKKS' prior written consent, except as may be required by Law or an Order (in which case such Shareholder shall promptly give notice to JAKKS of any demand, subpoena, Order or legal process requiring disclosure so that JAKKS may oppose such disclosure or seek a protective Order or other confidential treatment of such information), unless (a) such use or disclosure is permitted under an Employment Agreement or (b) such use or disclosure is reasonably necessary to conduct the Divested Business or (c) such Shareholder can demonstrate that such information (i) has become, at any time after the Closing Date, generally available in the public domain or (ii) was already known to a Person to whom he discloses such information other than, in either case, through the disclosure of such information in violation of any confidentiality obligation to or for the benefit of JAKKS or the Company that is known or should have been known to the disclosing Shareholder.

        9.4 From and after the Closing Date and until December 31, 2002, JAKKS shall not, directly or indirectly through any Affiliate (including without limitation the Company) or other intermediary (a) engage in the Divested Business, or serve as a partner, member, manager, director, officer or employee of, or consultant or advisor to, or in any manner own, control, manage, operate or otherwise participate or invest in, any Person that engages in the Divested Business, or authorize the use of its name in connection therewith, or (b) for itself or on behalf of any other Person, employ, engage or retain any Person (other than a Shareholder) who at any time during the preceding 12-month period shall have been an employee of the Company listed on Schedule 4.18 or an employee of the Divested Business, or contact any supplier, customer or employee of the Divested Business for the purpose of soliciting or diverting any such supplier, customer or employee from the Divested Business. The foregoing provisions notwithstanding, JAKKS may invest its funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in the over-the-counter market and JAKKS' aggregate holdings therein represent less than 5% of the total number of shares or principal amount of the securities of such issuer then outstanding. JAKKS acknowledges that the provisions of this Section, and the period of time, geographic area and scope and type of restrictions on its activities set forth herein, are reasonable and necessary for the protection of the Divestee and are an essential inducement to the Shareholders entering into this Agreement.

        9.5 From and after the Closing Date, JAKKS and the Company shall keep absolutely confidential all confidential or proprietary information on the Closing Date relating to or concerned with the Divested Business, including without limitation all of its Trade Rights, product information, customer and supplier lists, marketing and sales data, personnel and financing and Tax matters relating thereto. JAKKS and the Company acknowledge that the confidentiality of all such information is absolutely essential to the operation of the Divested Business. Neither JAKKS nor the Company shall, at any time after the Closing Date, use or disclose to any Person any such information, without the Divestee's prior written consent, except as may be required by Law or an Order (in which case JAKKS or the Company, as the case may be, shall promptly give notice to the Divestee of any demand, subpoena, Order or legal process requiring disclosure so that the Divestee may oppose such disclosure or seek a protective Order or other confidential treatment of such information), unless (a) such use or disclosure is reasonably necessary (i) to conduct the Flying Colors Business or (ii) to respond to any matter affecting the Company after the Closing or (b) JAKKS or the Company can demonstrate that such information (i) has become, at any time after the Closing Date, generally available in the public domain or (ii) was already known to a Person to whom it discloses such information other than, in either case, through the disclosure of such information in violation of any confidentiality obligation to or for the benefit of the Divestee that is known or should have been known to JAKKS or the Company.

        9.6 No party hereto shall, at any time after the date hereof, directly or indirectly disparage or demean, or make, encourage, support or concur in any statement (written or oral) which disparages or demeans in any manner, whether for a commercial purpose or otherwise, any other party hereto or any Affiliate thereof, or any stockholder, director, officer, employee or agent of any of them; provided that no provision of this Section 9.6 shall be construed to prohibit or restrict any statement by any Person made in furtherance or defense of any claim or in the course of any Proceeding or the resolution of any dispute pursuant to Section 9.8.

        9.7 In addition to the provisions of Section 2.5, JAKKS shall cause the Company to, and the Company shall, operate the Flying Colors Business throughout the Earn-Out Periods, in a manner consistent with JAKKS' customary business practices and policies, and neither JAKKS nor the Company shall take any action for the purpose of reducing the

Earn-Out or limiting or adversely affecting the ability of the Shareholders to achieve the Earn-Out under Section 2.5. JAKKS and the Company shall maintain complete and correct records relating to the determination of the Earn-Out, and shall permit the Shareholders and their authorized representatives, from time to time during normal business hours and upon reasonable prior written Notice, to examine and to audit such records (including ledgers, work papers and other relevant documents and information) in order to confirm JAKKS' and the Company's compliance with the provisions of this Section 9.7 and to verify the Earn-Out for any Earn-Out Period. JAKKS and the Company shall cooperate with such examination and make available appropriate financial and accounting personnel to respond to inquiries relating thereto. Any information so disclosed to any Shareholder or his authorized representative shall be subject to the confidentiality restrictions of Section 9.3; provided that no provision of
Section 9.3 shall be construed to prohibit or restrict any statement by any Person made in furtherance or defense of any claim or in the course of any Proceeding or the resolution of any dispute pursuant to Section 9.8.

        9.8 If (a) JAKKS and the Shareholders, or any of them, disagree with the determination of any amount made or certified by another party hereto, within 30 days of delivery of evidence of such determination or certificate, including without limitation the Earn-Out for any Earn-out Period, or (b) any party asserts in writing, within 60 days after the Closing Date, that the determination of the Closing Net Worth, the Closing Net Liquid Assets or the Interim Net Income differ from the good faith estimates thereof set forth in the Notice given to JAKKS pursuant to Section 2.3(a), then, in either such case, such party shall give written Notice (the "Dispute Notice") to the other parties to such effect, setting forth therein any change proposed by it and, in reasonable detail, its objections to such determination and the reasons for such change. In such event, unless the parties involved promptly, and, in any event, within 30 days of the giving of the Dispute Notice, resolve all such objections and agree upon the determination of the amount in dispute, the determination thereof shall be promptly referred to their respective regular independent certified public accountants, who shall confer and attempt to resolve the objections as to such determination set forth in or arising as a consequence of the Dispute Notice. If, within 30 days of such referral, such accountants resolve such dispute and determine the amount, they shall give Notices to the parties involved to such effect, setting forth therein the amount as so determined and the basis therefor, and such determination shall be final and binding on the parties involved. If such accountants do not make such determination within such 30-day period, the parties involved shall refer such dispute to Pricewaterhouse Coopers or such other accountants to which JAKKS and the Shareholders may agree (the "Neutral Accountants"). Unless the Neutral Accountants expressly determine otherwise, each of the parties involved shall submit to the Neutral Accountants (a) within 10 days of the engagement thereof, and in such form and manner as they may prescribe, a statement setting forth such party's position with respect to each of the objections or other issues set forth in or arising as a consequence of the Dispute Notice, together with any exhibits or other supporting documents relating thereto, and send a copy thereof to each other party involved, and (b) within 10 days thereafter, and in such form and manner as the Neutral Accountants may prescribe, a rebuttal statement responding to the initial statement of each other party, together with any exhibits or other supporting documents relating thereto, and send a copy thereof to each other party involved. The Neutral Accountants shall conduct a hearing if all the parties involved so request in their respective statements, and may conduct a hearing, whether or not any (but fewer than all) the parties involved so request, if the Neutral Accountants reasonably deem it necessary for the performance of their engagement; provided that any such hearing shall be held only upon reasonable prior written Notice to all parties involved and only if all such parties have an opportunity to appear and present evidence at such hearing. The Neutral Accountants may require any party hereto (whether or not a party to the dispute) to submit or produce additional statements, documents or information, to appear and testify at any hearing or other proceeding, or otherwise to produce tangible or oral evidence to the extent such Neutral Accountants reasonably deem necessary or appropriate for them to determine any amounts to be determined by them pursuant to their engagement. Based on such submissions and the evidence presented at any hearing, the Neutral Accountants shall resolve all obligations and other issues set forth in or arising as a consequence of the Dispute Notice and determine the amount to be determined by them pursuant to their engagement, and give Notice to the parties involved, setting forth therein such amounts and the basis of determination thereof, such determination to be final and binding on the parties involved. Upon agreement or determination of any portion of any amount covered by the Dispute Notice, any payment or adjustment based thereon shall be paid promptly, and in any event within 10 days of such agreement or determination, with interest accrued thereon from the date on which such payment should have been made (i.e., the Closing Date for any amounts relating to the Closing Purchase Price (other than the Deferred Closing Purchase Price)) through the date of payment thereof at the Prime Rate. Any such payment to the Shareholders shall be made to the Paying Agent (for the benefit and account of the several Shareholders in the manner in which such payment would otherwise be required to be made in accordance with Article 2) in accordance with Section
3.2. Any such payment to JAKKS shall be made to JAKKS by federal funds wire transfer to an account set forth in a written Notice theretofore given by JAKKS to the Agent or, if no such Notice is received by the Agent, by mailing to JAKKS at its address set forth in Section 12.4 a bank cashier's check payable to the order of JAKKS. Each party shall cooperate with the other parties and make available to such other parties financial information reasonably requested by such other parties for the determination of amounts contemplated by this Agreement. The fees and expenses of a party's independent certified public accountants incurred in the determination of any amount as provided herein shall be separately borne by such party. The fees and expenses of the Neutral Accountants incurred, if required pursuant to this Section 9.8, shall be borne and promptly paid equally by JAKKS, on the one hand, and the Shareholders, on the other.

        9.9    After the Closing, each of JAKKS and the Company shall:

               (a) permit the Shareholders to prepare and file (and JAKKS hereby irrevocably authorizes the Agent to prepare and file on behalf of the Company) all United States federal and state income Tax returns or reports of the Company for any period ending on or before the Closing Date which shall not have been filed prior to the Closing Date; provided, however, that at least 30 days prior to the proposed date of filing thereof, the Shareholders shall deliver a copy thereof to JAKKS, which may review the same and, if it so desires, have a reasonable opportunity to make inquiries or discuss the same with the Agent or other appropriate personnel designated by the Shareholders, and the Shareholders shall make any revision thereto requested by JAKKS which may affect its interests and is reasonably acceptable to the Shareholders;

               (b) not make any amendment to any Tax return or report of the Company for any period ending on or before the Closing Date without the prior written consent of the Agent, if such amendment would result in a material liability to any Shareholder, unless at least 30 days prior to the filing thereof, JAKKS gives to the Agent written Notice of such amendment, and the Agent fails to deliver to JAKKS within 20 days of his receipt of the Notice of such amendment a written Notice objecting to such amendment, setting forth therein in reasonable detail a reasonable basis for such objection and the changes, if any, he asserts are required to be made therein, in which case, JAKKS and the Agent shall promptly confer and attempt to resolve such objections or, if they fail to promptly do so, submit such dispute for resolution in accordance with
        Section 9.8;

               (c) not agree to any extension or tolling of any statute of limitations under any applicable Tax Law with respect to any matter for which any Shareholder may have any liability, without the prior written consent of such Shareholder;

               (d)    maintain, until the seventh anniversary of the Closing

        Date, all accounting ledgers, books and records of the Company with respect to the periods ending on or before the Closing Date and permit any Shareholder reasonable access thereto in connection with the preparation of financial reports, Tax returns, Tax audits or the defense or prosecution of any Proceeding;

               (e) pay to the Paying Agent (or, if the Paying Agent Agreement has been terminated, to the Agent) (for the benefit and account of the several Shareholders in the percentages set forth on Schedule 2.2) the refunds of Taxes described on Schedule 9.9(e); and

               (f) pay to the Paying Agent (or, if the Paying Agent Agreement has been terminated, to the Agent) (for the benefit and account of the several Shareholders in the percentages set forth on Schedule 2.2) any other refund of Taxes of the Company for any period ending on or before the Closing Date (including without limitation any refund resulting from any audit of the Company's Tax returns for any such period), except to the extent that any portion of such refund was included as an asset in Closing Net Worth, and cooperate with the Shareholders in filing any amended Tax return or claim for refund for any such period necessary to obtain such a refund.

Any information delivered to the Agent or any Shareholder pursuant to this
Section 9.9 shall be subject to the confidentiality restrictions of Section 9.3 and any information delivered to JAKKS pursuant to this Section 9.9 shall be subject to the confidentiality restrictions of Section 9.5.

        9.10 JAKKS shall not offer for sale, sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of the Shares, without registration under the Securities Act of 1933, as amended, and any applicable state securities Laws, except pursuant to an exemption from such registration under such Act and Laws.

        9.11 JAKKS shall be responsible for any severance payments required to be made in connection with the termination of employment of the employees listed on Schedule 9.11 (which also sets forth, as to each such employee, the amount of such severance payment and the basis therefor) and for any severance payments or other employment termination expenses required to be made in connection with the termination of employment of any of the employees identified on Schedule 4.18 who are designated thereon to remain employees of the Company or to become employees of JAKKS (rather than to become employees of the Divestee), and the Shareholders shall be responsible for any other severance payments or other employment termination expenses required to be paid in connection with the Acquisition.

        9.12 JAKKS hereby consents to the engagement of the Company Accountants at any time by the Divestee, any Shareholder or any Affiliate of any of them, including without limitation representation of any of them in connection with any dispute relating to any Acquisition Agreement or the Acquisition, notwithstanding JAKKS' engagement of the Company Accountants to audit the separate financial statements of Flying Colors or any conflict that may arise by reason thereof.

        9.13   (a) After the Closing Date:

                      (i) JAKKS shall not take any action to perform or, subject to Subsection 9.13(b), to terminate any Retained Divestee Contract, except as reasonably directed by the Agent; provided that any loss, liability, obligation, damage or expense suffered or incurred on account of any such Retained Divestee Contract shall be borne solely by the Divestee and the Shareholders and any payment required to be made by JAKKS or the Company shall be advanced, at its request, to JAKKS or the Company, as the case may be;

                      (ii) JAKKS shall, and shall cause the Company to, promptly remit or deliver to the Divestee any payment or property actually received by JAKKS or the Company pursuant to any Retained Divestee Contract, except that JAKKS or the Company, as the case may be, may retain any such payment or property and credit the same against any amount owed by the Divestee or the Shareholders with respect to any Retained Divestee Contract pursuant to Subsection 9.13(a)(i); and

                      (iii) JAKKS and the Company shall cooperate with the Divestee and take any commercially reasonable action requested by the Divestee, at the sole cost and expense of the Divestee and the Shareholders, to obtain any required Consent of any counterparty to any Retained Divestee Contract required as a condition to the assignment thereof to the Divestee, or otherwise to avoid a default thereunder, in connection with the Divestiture.

               (b) After the 120th day after the Closing Date, JAKKS or the Company may terminate any Retained Divestee Agreement or take any other commercially reasonable action to relieve JAKKS, the Company and their respective Affiliates of any further obligation, liability, cost or expense thereunder, and the Divestee shall bear and promptly pay to JAKKS or the Company, as the case may be, the actual cost and expense incurred by JAKKS or the Company by reason of such termination or other actions.

        9.14 Bianco grants to JAKKS an exclusive, fully-paid, royalty-free license to use the Trade Rights under the patents and patent applications described on Schedule 4.12 as the patent applications of Bianco for a period of six years after the Closing Date.

10.     Termination.

        10.1   This Agreement may be terminated at any time prior to the
Closing:

               (a)    by the mutual agreement of JAKKS and the Shareholders;

               (b) by any party (if such party is not in breach of or default under this Agreement) giving written Notice to such effect to the other parties if the Closing shall not have occurred on or before October 25, 1999, or such later date as the parties shall have agreed upon prior to the giving of such Notice;

               (c) by (i) JAKKS, upon written Notice to such effect to the Shareholders, in the event of a breach or default by any party hereto other than JAKKS that has or is reasonably likely to have a Material Adverse Effect; provided that written Notice of such breach or default is given to the breaching or defaulting party and such breach or default is not cured within 30 days of such Notice; or (ii) any party other than JAKKS, upon written Notice to such effect to the other parties, in the event of a material breach by or default of JAKKS; provided that written Notice of such breach or default is given to JAKKS, and such breach or default is not cured within 30 days of such Notice; or

               (d) by any party if any Governmental Authority issues an Order or takes any other action restraining, enjoining or otherwise prohibiting, or seeking material damages in respect of, any transaction contemplated by any Acquisition Agreement and such Order becomes final and non-appealable, or any Law having the same effect becomes applicable to any party hereto.

        10.2 Upon termination of this Agreement pursuant to Section 10.1, all obligations of the parties shall terminate except those under Section 6.7,
Section 10.3 and Articles 11 and 12; provided that no such termination shall relieve any party of any liability to another party by reason of any breach of or default under this Agreement.

        10.3 (a) If (i) JAKKS terminates this Agreement pursuant to Section 10.1(c) or (ii) all the conditions precedent set forth in Section 7.2 are satisfied (except for any such condition which is not satisfied by reason of any breach of or default under this Agreement by any Shareholder or the Agent) and the Shareholders nevertheless (A) fail to set a Closing as provided in Section
8.1 or (B) fail to close the Acquisition in accordance with Article 8 notwithstanding that JAKKS is ready, able and willing to close in accordance with Article 8, and, in the case of either clause (i) or clause (ii), there occurs a Transaction within a period of six months after the date of such termination, in the case of clause (i), or the date proposed by JAKKS or agreed to by the parties, in the case of clause (ii), the Shareholders and the Company shall pay to JAKKS a termination fee in the total amount of $2,000,000 (the "Termination Fee").

               (b) The Termination Fee shall be payable by wire transfer of immediately available funds to an account designated by JAKKS concurrently with the closing of the Transaction.

               (c) The Termination Fee shall constitute liquidated damages to JAKKS in respect of all losses, liabilities, damages and expenses suffered or incurred by JAKKS by reason of the termination of this Agreement or the failure of the Shareholders to close in accordance with
        Section 10.3, and, notwithstanding any other provision hereof, including without limitation those of Section 12.10, shall be in lieu of any other remedy or relief otherwise available to JAKKS by reason thereof. The parties hereto acknowledge that it would be impracticable to ascertain the amount of all losses, liabilities, damages and expenses that would be suffered or incurred by JAKKS under the circumstances described in Section 10.3(a) and that the amount of the Termination Fee is a fair and reasonable estimate of such losses, liabilities, damages and expenses and provides a reasonable and certain amount to compensate JAKKS therefor.

11.     Indemnification.

        11.1 The Shareholders, jointly and severally, shall indemnify and defend JAKKS and, after the Closing, the Company and each director, officer, employee and agent of JAKKS and after the Closing, the Company against, and hold each of them harmless from, any loss, liability, obligation, damage or expense (including reasonable attorneys' fees and disbursements) which any of them may suffer or incur incidental to any claim or any Proceeding against any of them to the extent based upon or resulting from:

               (a) the failure of any representation or warranty made by the Company or the Shareholders in any Acquisition Agreement (excluding the Agent Agreement and the Paying Agent Agreement) to be true in all material respects on the date hereof and on the Closing Date;

               (b) the Company's or the Shareholders' failure, in all material respects, to perform or to comply with any covenant required hereunder to be performed or complied with by the Company or a Shareholder prior to the Closing or by any Shareholder at any time hereafter;

               (c) the failure of Pokempner or Bianco to enter into his Employment Agreement in the form of Exhibit B;

               (d)    the matters described on Schedule 11.1(d); or

               (e) any transaction, event or circumstance to the extent relating to the Divested Business, whether occurring or existing before, at or after the Closing.

        11.2 JAKKS shall indemnify and defend each Shareholder and, prior to the Closing, the Company and each director, officer, employee or agent of any Shareholder or, prior to the Closing, the Company against, and hold each of them harmless from, any loss, liability, obligation, damage or expense (including reasonable attorneys' fees and disbursements) which any of them may suffer or incur incidental to any claim or any Proceeding against any of them to the extent based upon or resulting from:

               (a) the failure of any representation or warranty made by JAKKS in any Acquisition Agreement to be true in all material respects on the date hereof and on the Closing Date;

               (b) JAKKS' failure, in all material respects, to perform or to comply with any covenant required hereunder to be performed or complied with by JAKKS;

               (c) any transaction, event or circumstance relating to the Business occurring or existing at any time unless JAKKS is entitled to indemnification with respect thereto under Section 11.1; provided that for purposes of determining whether JAKKS is entitled to indemnification with respect thereto under Section 11.1, Section 11.4 shall be disregarded if the indemnification obligation under this Section 11.2(c) relates to a claim by third party; or

               (d)    any claim by any creditor of the Company that the

        Acquisition (excluding the Divestiture) (together with any related or subsequent financing transactions engaged in by JAKKS or the Company within 18 months after the Closing Date) violates any applicable bankruptcy, insolvency, fraudulent transfer or fraudulent conveyance Laws or Laws limiting the availability of funds for distribution to shareholders.

        11.3 Promptly after Notice to an indemnified party of any claim or the commencement of any Proceeding by a third party involving any loss, liability, obligation, damage or expense referred to in Section 11.1 or 11.2, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party, give written Notice to the latter of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided that the failure of any indemnified party to give such Notice shall not relieve the indemnifying party of its obligations under such Section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such Notice. In case any such Proceeding is brought against an indemnified party, and provided that proper Notice is duly given, the indemnifying party shall assume and control the defense thereof insofar as such Proceeding involves any loss, liability, obligation, damage or expense in respect of which indemnification may be sought hereunder, with counsel selected by the indemnifying party (and reasonably satisfactory to such indemnified party), and, after Notice from the indemnifying party to such indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of the settlement or compromise thereof (without the written consent of the indemnifying party), except that, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party reasonably determines with advice of counsel that a material conflict of interest between such parties may exist in respect of such Proceeding, the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf, and, in either such case, after Notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any reasonable legal or other expenses, including without limitation reasonable attorneys' fees and disbursements incurred by the indemnified party in such defense; provided, however, that the indemnifying party shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing such indemnified party in connection with any Proceeding or separate Proceedings in the same jurisdiction arising out of or based upon substantially the same allegations or circumstances. If the indemnifying party shall assume the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper Notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, if and in the manner required hereunder, the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover the entire cost and expense thereof, including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof, from the indemnifying party. Any indemnification required to be made hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

        11.4   Any other provision hereof notwithstanding:

               (a) no Shareholder or, prior to the Closing, the Company shall be required to indemnify any Person unless and until the aggregate amount of loss, liability, obligation, damage or expense as to which indemnification would be required from all the Shareholders and the Company, collectively, under Section 11.1(a) (but for the provisions of this Section 11.4) exceeds $500,000, and thereafter the Shareholders and, prior to the Closing, the Company shall be required, in the manner and to the extent otherwise provided in this Article, to indemnify any Person and to pay all amounts otherwise required to be paid by the Shareholders and, prior to the Closing, the Company but only to the extent that the entire loss, liability, obligation, damage or expense suffered or incurred by such Person and any other Person so entitled to indemnification pursuant to Section 11.1(a) exceeds $500,000;

               (b) the aggregate amount required to be paid by the Shareholders and, prior to the Closing, the Company, under Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d) pursuant to this Article shall not exceed $16,000,000;

               (c) the aggregate amount of indemnification payable by any Shareholder under Section 11.1(a), 11.1(b), 11.1(c) and 11.1(d) shall not exceed such Shareholder's share of the Purchase Price actually received by such Shareholder;

               (d) the indemnification obligations provided herein shall terminate with respect to any claim for indemnification arising (i) under Section 11.1(a) or Section 11.2(a) or (ii) under Section 11.1(b) or 11.2(b) with respect to performance or compliance with any covenant provided in Article 6 or elsewhere herein which by its terms is required to be performed or complied with prior to or at the Closing (each, a "Pre-Closing Covenant") that is, in any such case, not made prior to the first anniversary of the Closing Date, except that any claim under the last four sentences of Section 4.1 or Section 4.14, 4.15 or 4.16 or arising under Section 11.1(b) (other than with respect to a Pre-Closing Covenant), 11.1(d) or 11.1(e) or arising under Section 11.2(b) (other than with respect to a Pre-Closing Covenant), 11.2(c) or 11.2(d) shall not be so limited under this Section and shall terminate in accordance with the statute of limitations of applicable Law;

               (e) if JAKKS is entitled to receive indemnification from the Shareholders pursuant to Section 11.1, JAKKS may, upon 14 days prior written Notice to the Shareholders, offset and retain the amount thereof from any Earn-Out otherwise payable to the Shareholders hereunder;

               (f) Neither JAKKS nor any other indemnified parties shall be entitled to any indemnification under Section 11.1 to the extent that:

                      (i) JAKKS or any such other indemnified party actually receives or is entitled to receive any amount in respect of any loss, liability, obligation, damage or expense from other sources, including without limitation insurance or third-party indemnity; provided that JAKKS or such other indemnified party uses commercially reasonable best efforts to collect any such amount, except that neither JAKKS nor any such other indemnified party shall be required to commence any Proceeding to collect any such amount; and provided further that, if JAKKS or any such other indemnified party fails to collect any amount which it is so entitled to receive and JAKKS or any such other indemnified party receives the indemnification it is entitled to receive pursuant to Section 11.1, JAKKS or such other indemnified party shall assign to the indemnifying party JAKKS' or such other indemnified party's rights to collect such amount; or

                      (ii) such loss, liability, obligation, damage or expense results in a benefit to JAKKS included in the Purchase Price, including the Purchase Price Adjustment; and

               (g)    JAKKS shall not be entitled to any indemnification under
        Section 11.1 if it receives the Termination Fee.

12.     Miscellaneous.

        12.1 Survival of Representations and Warranties. Subject to Section 11.4(d), the representations and warranties of each party hereto shall survive the Closing, notwithstanding any investigation or inquiry made by any other party hereto.

        12.2 Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association among the parties hereto, or to authorize or to empower any party hereto to act on behalf of, obligate or bind any other party hereto.

        12.3 Fees and Expenses. Each party hereto shall bear such fees and expenses as may be incurred by it in connection with this Agreement, the other Acquisition Agreements and the Acquisition.

        12.4 Notices. Any Notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telecopy (confirmed orally), telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to JAKKS:                    JAKKS Pacific, Inc.
                             22761 Pacific Coast Highway
                             Malibu, California 90265
                             Attn: President
                             Fax: (310) 317-8527

with a copy to:              Feder, Kaszovitz, Isaacson,
                             Weber, Skala & Bass LLP
                             750 Lexington Avenue
                             New York, New York 10022
                             Attn: Murray L. Skala, Esq.
                             Fax: (212) 888-7776

to the Company,
the Agent or any
Shareholder (in each
case, prior to the
Closing):                    Colorbok Paper Products, Inc.
                             Joshua H. Pokempner
                             2716 Baker Road
                             Dexter, Michigan 48130
                             Fax: (734) 424-9535
                             MUST BE MARKED
                             "PERSONAL AND CONFIDENTIAL"
to the Agent or any
Shareholder (in each case,
after the Closing):             Joshua H. Pokempner
                                Flying Colors Toys, Inc.
                                2716 Baker Road
                                Dexter, Michigan 48130
                                Fax: (734) 424-9535
                                MUST BE MARKED
                                "PERSONAL AND CONFIDENTIAL"

to the Paying Agent:            The First National Bank of Chicago
                                611 Woodward Avenue
                                Detroit, Michigan 48226
                                Fax: (313) 225-3420
                                Attn: Amy Brehler

with a copy, in each case,
to:                             Honigman Miller Schwartz and Cohn
                                2290 First National Building
                                660 Woodward Avenue
                                Detroit, Michigan 48226-3583
                                Attn: Alan S. Schwartz, Esq.
                                Fax: (313) 465-7575

                                Howard Rice, Esq.
                                230 Glenwood Drive
                                Delray Beach, Florida 33445
                                Fax: (561) 638-1136

                                Barris, Sott, Denn & Driker, PLLC
                                211 West Forth #1500
                                Detroit, Michigan 48226-3211
                                Attn: Dan Share
                                Fax: (313) 965-2493

                                William E. Taylor
                                2745 Peters Road
                                Dexter, Michigan 48130
                                Fax: (734) 424-9535
or such other address as any party hereto may at any time, or from time to time, direct by Notice given to the other parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such Notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), three business days after such Notice or demand is sent; and, in the case of clause (b), the business day next following the date such Notice or demand is sent.

        12.5 Amendment. No amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

        12.6 Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

        12.7 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

        12.8 Arbitration. Any claim, dispute or controversy between or among any of the parties hereto (other than a claim, dispute or controversy subject to Section 9.8), including without limitation with respect to any claim, dispute or controversy involving the Termination Fee, shall be submitted to arbitration in New York City in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. JAKKS, on the one hand, and the Shareholders and, prior to the Closing, the Company, on the other, shall each pay one-half of any filing fees or other administrative costs to be paid in advance of or during such Proceeding. There shall be a single arbitrator. The arbitrator shall render a reasoned decision with respect to such Proceeding which shall include, in addition to the imposition of monetary damages or any other remedy or relief available hereunder, an allocation of the costs thereof. The decision of the arbitrator shall be final and binding upon the parties to such Proceeding, and judgment thereon may be entered in any court of competent jurisdiction. No party hereto shall be liable for punitive damages, unless such party is found to have committed fraud or willful malfeasance against another party hereto.

        12.9 Jurisdiction. Subject to the provisions of Section 12.8, each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York in connection with any Proceeding arising out of or relating to this Agreement or the Acquisition, waives any objection to venue in the County of New York, State of New York, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such Proceeding may be effected in the manner provided by clause (a) (ii) of Section 12.4.

        12.10 Remedies. Notwithstanding the provisions of Section 12.8, in the event of any actual or prospective breach or default by any party hereto, any other party hereto shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance; provided that JAKKS shall seek, and shall be entitled to, rescission as a remedy for any such breach or default only if and to the extent that (a) an award of monetary damages in any amount would not constitute adequate relief to compensate JAKKS for, or otherwise remedy any such breach or default (without regard to the fact that the amount of monetary damages actually recoverable from the Shareholders hereunder is limited by the provisions of Section 11.4), and (b) the basis for rescission is either (i) a willful actual breach of any Acquisition Agreement (excluding the Agent Agreement and the Paying Agent Agreement) or (ii) an actual breach or another defect in the Acquisition that is so substantial and fundamental so as to strongly tend to defeat the object of the parties in entering into the

Acquisition Agreements, in either case which breach or defect has or would reasonably be expected to have a Material Adverse Effect. Subject to the provisions of Sections 9.8, 10.3, 12.8 and this Section 12.10 and Article 11, all remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages; provided, however, that the indemnification provisions of Article 11 shall be the sole and exclusive remedy, as among the parties hereto, with respect to any claim for monetary damages under this Agreement; and provided, further, that no party hereto shall be liable under this Agreement, pursuant to Article 11 or otherwise, for lost profits or other consequential damages.

        12.11 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

        12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

        12.13 Further Assurances. Each party hereto agrees to cooperate fully with the other parties in connection with preparing and filing any Notices or documents in connection with the Acquisition. Each party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other party hereto may reasonably request, or as may otherwise be reasonably necessary or proper, to consummate and perfect the Acquisition.

        12.14 Binding Effect. Subject to Section 12.15, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto, except for the rights of and benefits to the Divestee provided herein or in the Special Indemnity Agreement.

        12.15 Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect; provided that any Shareholder may assign its right to receive all or any portion of the Purchase Price without the consent of any other party hereto.

        12.16 Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

        12.17 Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

        12.18 References. The terms "herein," "hereto," "hereof," "hereby" and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

        12.19  Knowledge. For the purposes of this Agreement, the phrase "to the

Company's knowledge" with respect to any matter means the actual knowledge of
(a) William E. Taylor and Pokempner and, in addition, with regard to each particular Section of this Agreement so qualified by such phrase, those individuals, if any, set forth on Schedule 12.19 with regard to such Section, who are, in each such case, the employees of the Company principally responsible for the respective matters subject to such phrase or (b) any Shareholder, as such, in each case, after commercially reasonable inquiry, except that any Shareholder may rely, as to any matter so qualified, on a certificate of an officer of the Company to the effect that such Shareholder may rely on a certificate with respect to each of the representations and warranties of the Company and the Shareholders set forth in this Agreement; provided that such matter is within the scope of authority of such officer and such reliance is reasonable and justified. In addition, for purposes of this Agreement, the "knowledge" of any officer means the knowledge of such officer, after commercially reasonable inquiry.

        12.20 No Presumptions. Each party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other party hereto drafted or controlled the drafting of this Agreement.

        12.21 Exhibits and Schedules. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated in their entirety herein by this reference. Capitalized terms not otherwise defined in the Exhibits or Schedules to this Agreement have the meanings given to them in this Agreement. Notwithstanding anything to the contrary in any Acquisition Agreement, (i) the disclosure of any item on any Exhibit or Schedule to this Agreement will be deemed to be a disclosure of such item for all purposes of all Acquisition Agreements, including a disclosure of such item on each other Exhibit and Schedule to this Agreement, and (ii) matters reflected in any Exhibit or Schedule to this Agreement are not necessarily limited to matters required to be reflected in any such Exhibit or Schedule, any such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature and inclusion of any matter in any Exhibit or Schedule to this Agreement will not be considered an admission that such matter is or may be "material" or would constitute a Material Adverse Effect for purposes of any Acquisition Agreement or otherwise. The foregoing is not intended to affect or eliminate the requirement set forth in this Agreement that any matters set forth on the Exhibits or Schedules to this Agreement (including those for informational purposes) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements or facts contained therein not misleading.

        12.22 Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto, except for the provisions of the letter agreement referred to in Section 6.7, which shall remain in full force and effect until the Closing, including without limitation the non-binding term sheet dated June 21, 1999 and all prior drafts thereof. Each party hereto is relying solely upon the agreements, covenants, representations and warranties of the parties set forth herein or in another Acquisition Agreement, and no party hereto is entitled to rely on any other information provided to, or acquired by, it in any other manner (including without limitation any presentation made or any other documents delivered by the management of the Company or any Shareholder or any representative of any of them).



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, JAKKS and the Company, by their respective duly authorized officers, and the other parties hereto have duly executed this Agreement as of the date set forth in the Preamble hereto.

COLORBOK PAPER PRODUCTS, INC.          JAKKS PACIFIC, INC.


By:  /s/ WILLIAM E. TAYLOR             By:    /s/ STEPHEN G. BERMAN
    -------------------------------         --------------------------
     Name:  William E. Taylor          Name:  Stephen G. Berman
     Title: Chief Executive Officer    Title: President and
                                              Chief Operating Officer

/s/ MICHAEL BIANCO
----------------------
Michael Bianco

/s/ JAMES A. COURTNEY
----------------------
James A. Courtney

/s/ HOWARD DIAMOND
----------------------
Howard Diamond

TRACY-GABRIEL IRREVOCABLE
TRUST DATED DECEMBER 17, 1997

By: /s/ PHIL JENKINS
   ----------------------------
     Phil Jenkins, Trustee

 /s/ JOSHUA H. POKEMPNER
-------------------------------
Joshua H. Pokempner, individually
  and as Agent

/s/ WILLIAM E. TAYLOR
-------------------------------
William E. Taylor

                         INDEX TO EXHIBITS AND SCHEDULES

Exhibit A           Form of Certificate of Amendment

Exhibit B           Form of Employment Agreement

Exhibit C           Form of New Lease

Exhibit D           Form of Special Indemnity Agreement

Exhibit E           Form of Transition Services Agreement

Exhibit F           Form of Press Release

Exhibit G           Form UA 1772

Exhibit H           Consent of Mattel, Inc.



Schedule I          Shareholders, Etc.

Schedule 1.24       Certain Contracts

Schedule 1.28       Divested Liabilities

Schedule 1.50       Real Property Leases

Schedule 1.82A      Termination Agreement

Schedule 1.82B      Waiver

Schedule 2.2        Allocation of Closing Purchase Price

Schedule 2.5        Earn-Out

Schedule 4.1        Foreign Qualifications; Capitalization

Schedule 4.2        Violations, Conflicts, Etc.

Schedule 4.3        Consents and Notices

Schedule 4.4        Proceedings; Orders

Schedule 4.5        Certain Liabilities

Schedule 4.6        Certain Changes

Schedule 4.7        Assets; Liens

Schedule 4.9        Inventory Exceptions

Schedule 4.10       Accounts

Schedule 4.11       Certain Permits and Consents

Schedule 4.12       Trade Rights

Schedule 4.13       Certain Property

Schedule 4.15       Taxes

Schedule 4.16       Employee Plans

Schedule 4.17       Labor Matters

Schedule 4.18       Employees

Schedule 4.19       Related Party Transactions; Other Employee Costs

Schedule 4.20       Certain Suppliers and Customers

Schedule 4.21       Insurance

Schedule 4.22       Brokers

Schedule 6.3        Certain Actions

Schedule 6.7        Confidentiality and Exclusivity Agreement

Schedule 6.10       Divestiture

Schedule 7.1(d)     Necessary Consents

Schedule 8.10       Certain Indebtedness

Schedule 9.9(e)     Certain Tax Refunds

Schedule 9.11       Severance Obligations

Schedule 11.1(d)    Certain Indemnified Claims

Schedule 12.19      "Knowledge" Individuals

                         SCHEDULE I - SHAREHOLDERS, ETC.


                                                             PERCENTAGE OF SHARE
NAME AND ADDRESS                        NUMBER OF SHARES          OWNERSHIP
----------------                        ----------------          ---------
Michael Bianco
6161 Windmill Court
Saline, Michigan  48176                      3,216                13.498

James A. Courtney
11390 Bellwood
Plymouth, Michigan 48170                     2,406                10.099

Howard Diamond
18 Haverhill Court
Ann Arbor, Michigan 48105                      206                 0.865

Tracy-Gabriel Irrevocable Trust
dated December 17, 1997,
Phil Jenkins, Trustee
c/o Phil Jenkins
2041 Greenview
Ann Arbor, Michigan 48103                    2,584                10.846

Joshua Pokempner
2908 W. Delhi Road
Ann Arbor, Michigan 48103                    7,706                32.344

William E. Taylor
2645 Peters Road
Dexter, Michigan 48130                       7,707                32.348
                                            ------               -------

               Total                        23,825               100.0%

*Assumption:

The foregoing list treats the shares purchased from Jim Courtney by Bill and Josh on March 1, 1996 as owned by Bill and Josh even though some of these shares remain in escrow.

                      SCHEDULE 1.28 - DIVESTED LIABILITIES


        All liabilities and obligations of the Company relating to the Divested Business or any of the Divested Assets, including, without limitation, any of the following relating to the Divested Business or any of the Divested Assets:

        (a) accounts and notes payable, including any borrowings from banks or financial institutions;

        (b) obligations of the Company to fill and otherwise perform purchase orders to the extent relating to the Divested Business and to the extent such orders are unfulfilled or unperformed at the time of the Divestiture;

        (c)    accrued royalties payable;

        (d)    accrued operating expenses;

        (e) all liabilities and obligations to employees of the Company who, under Section 4.18 of the Agreement and Schedule 4.18, are to become employees of the Divestee at the time of the Divestiture, including, without limitation, accrued compensation and benefits (including, without limitation, accrued salaries, wages, profit sharing, 401(k) withheld and vacations) with regard to such employees;

        (f)    accrued Taxes; and

        (g) all liabilities and obligations relating to the Assigned Agreements (as defined on Schedule 4.7).

        Except as otherwise provided in this paragraph, the Divested Liabilities will be determined as of the time of the Divestiture in a commercially reasonable manner, consistent with the manner used in the preparation of the unaudited, estimated, consolidating balance sheet of the Company as of May 31, 1999 allocating assets and liabilities between Flying Colors and the Divested Business, a copy of which balance sheet is attached hereto (the "May 31, 1999 Consolidating Balance Sheet"). Notwithstanding the foregoing, the Agent will have the right to determine, in his sole discretion, which of the Company's borrowings from banks or financial institutions and which of the Company's accrued Taxes are to be included as Divested Liabilities by inclusion of such borrowings and/or Taxes as Divested Liabilities on the Estimated Consolidating Balance Sheet or the Final Consolidating Balance Sheet.

        At the time at which the Agent delivers to JAKKS estimates of Closing Net Worth, Closing Net Liquid Assets and the Interim Net Income, the Agent will also deliver to JAKKS an unaudited, estimated, consolidating balance sheet of the Company as of the day preceding the Closing Date, which balance sheet will estimate the allocation of assets and liabilities between Flying Colors and

(Schedule 1.28 continued)

the Divested Business as of such date in the manner described in the preceding paragraph (the "Estimated Consolidating Balance Sheet"). At the time after the Closing at which the Agent has a right under Section 9.8 of the Agreement to deliver to JAKKS the Agent's final calculation of Closing Net Worth, Closing Net Liquid Assets and Interim Net Income the Agent will also have a right to deliver to JAKKS its final determination of the consolidating balance sheet of the Company as of such date (the "Final Consolidating Balance Sheet"), which balance sheet will provide the Agent's final estimation of such allocation.

                           SCHEDULE 2.5 - EARN OUT


        Earn-Out Period    Gross Profit                     Earn-Out
        ---------------    ------------                     --------
        First              less than or equal to            $0
                           $19,550,000

                           more than $19,550,000,           Amount determined
                           but less than $22,950,000        by Formula (A) below

                           equal to or greater than
                           $22,950,000                      $4,500,000

        Second             less than $21,505,000            $0

                           more than $21,505,000,           Amount determined
                           but less than $25,245,000        by Formula (B) below

                           equal to or greater than         $4,500,000
                           $25,245,000

        Third              less than or equal to            $0
                           $23,460,000

                           more than $23,460,000,           Amount determined
                           but less than $27,540,000        by Formula (C) below

                           equal to or greater than         $4,500,000
                           $27,540,000


(A)     The sum of (1) $2,500,000 and (2) the product of (a) $2,000,000 and (b)
        a fraction, the numerator of which is the excess of (i) Gross Profit in the first Earn-Out Period over (ii) $19,550,000, and the denominator of which is $3,400,000.

(B)     The sum of (1) $2,500,000 and (2) the product of (a) $2,000,000 and (b)
        a fraction, the numerator of which is the excess of (i) Gross Profit in the second Earn-Out Period over (ii) $21,505,000, and the denominator of which is $3,740,000.

(C)     The sum of (1) $2,500,000 and (2) the product of (a) $2,000,000 and (b)
        a fraction, the numerator of which is the excess of (i) Gross Profit in the third Earn-Out Period over (ii) $23,460,000, and the denominator of which is $4,080,000.

(Schedule 2.5 continued)

Each portion of the Earn-Out will be divided among and paid to the Shareholders by the Paying Agent as follows:


     Shareholder                              Percent of Each Earn-Out Payout
     -----------                              -------------------------------
Michael Bianco                                            31.749%

James A. Courtney                                          5.050

Howard Diamond                                              .433

Phil Jenkins, Trustee                                      5.423

Joshua H. Pokempner                                       41.172

William E. Taylor                                         16.174
                                                         -------

                                                         100.001

                           SCHEDULE 6.10 - DIVESTITURE


1. The Company has caused CPP Acquisition, LLC, a new Michigan limited liability company ("NewCo"), to be created. All of the membership interests in NewCo are owned by the Company.

2. The Company will contribute the Divested Assets to NewCo, subject to the Divested Liabilities.

3. Immediately prior to the Closing, the Company will make a distribution to its shareholders of the Company's membership interests in NewCo. The Company's shareholders will, therefore, own the membership interests in NewCo.

4.      NewCo will change its name to Colorbok Paper Products, LLC.

                      SCHEDULE 7.1(d) - NECESSARY CONSENTS

Consents and/or Notices of the following Licensors under the following License
Agreements:

1. Agreement dated September 15, 1998 between MTV Networks and Colorbok Paper Products, Inc. (Blue's Clues)

2. Agreement dated February 1, 1998 between MTV Networks and Colorbok Paper Products, Inc., as amended November 4, 1998 (Blue's Clues)

3. Merchandise License Agreement dated August 1, 1997 between MTV Networks and Colorbok Paper Products, Inc. (Rugrats)

4. License Agreement dated September 3, 1998 between Sanrio, Inc. and Flying Colors, as amended October 26, 1998, November 16, 1998 and January 28, 1999

5. Agreement dated June 16, 1999 between MTV Networks and Colorbok Paper Products, Inc. (Blue's Clues)

6. Agreement dated June 16, 1999 between MTV Networks and Colorbok Paper Products, Inc. (Rugrats)

                      SCHEDULE 8.10 - CERTAIN INDEBTEDNESS


All amounts due and owing in connection with the loan from Jentra Investment Limited Partnership, of which Phil Jenkins and Steve Tracy are partners, to the Company in the principal amount of $650,000.

All amounts due and owing in connection with the loan from Jentra Investment Limited Partnership to the Company in the principal amount of $570,000.

All amounts due and owing in connection with the loan from Phil F. Jenkins Revocable Living Trust to the Company in the principal amount of $190,000.

All amounts due and owing in connection with the loan from Lee Tracy, who is Phil Jenkins' daughter, to the Company in the principal amount of $230,000.

                      SCHEDULE 9.9(e) - CERTAIN TAX REFUNDS


Michigan Refunds Applied For
(Amended Returns Filed Under RAB 1998-1)             TAX AMOUNT
----------------------------------------             ----------
    Fiscal Year Ended May 31, 1995                    $ 53,489
    Fiscal Year Ended May 31, 1996                    $ 13,346
    Fiscal Year Ended May 31, 1997                    $ 19,224


Federal Refund
--------------
Fiscal Year Ended May 31, 1999                        $350,000

                                                      (estimate based upon
                                                       preliminary return)

                  SCHEDULE 11.1(d) - CERTAIN INDEMNIFIED CLAIMS



1.      Franchise Taxes in Item 1 of Schedule 4.15.

2.      Taxes payable on account of the audit, if any, referred to in Item 2 of
        Schedule 4.15 (without limitation under Section 11.4(a)).